Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

JUMPTV INC.

-AND-

JUMPTV ACQUISITION CORP.

-AND-

NEULION, INC.

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		1
ARTICLE II - MERGER, CLOSING AND CONVERSION OF SHARES; THE MERGED COMPANY		6
2.1	The Merger	6
2.2	Closing	7
2.3	Conversion of Shares	7
2.4	Exchange of Certificates	8
2.5	Dissenting Stockholders	9
2.6	Company Options	10
2.7	Withholding Rights	10
2.8	Certificate of Incorporation of Surviving Corporation	10
2.9	Directors and Officers of Surviving Corporation	10
2.10	Directors and Officers of Purchaser	11
ARTICLE III - REPRESENTATIONS OF THE COMPANY		11
3.1	Disclosure	11
3.2	Corporate Organization	11
3.3	Authorization; No Violation	12
3.4	Capitalization	12
3.5	Consents and Approvals	13
3.6	Financial Statements	13
3.7	Litigation	14
3.8	Intellectual Property	14
3.9	Compliance with Agreements and Laws	17
3.10	Environmental	18
3.11	Contracts and Commitments	18
3.12	Related-Party Transactions	19
3.13	Changes	19
3.14	Company Assets	20
3.15	Insurance	20
3.16	Employee Benefit Plans	20
3.17	Labor Matters, Agreements and Actions	22
3.18	Banking Facilities	23
3.19	Powers of Attorney and Suretyships	23
3.20	Brokers and Finders	23
3.21	Compliance with Laws; Permits	23
3.22	Approvals; Takeover Statutes	24
ARTICLE IV - REPRESENTATIONS OF PURCHASER		24
4.1	Disclosure	24
4.2	Corporate Organization	24
4.3	Authorization; No Violation	25
4.4	Capitalization	25
4.5	Issuance of Purchaser Common Shares	26
4.6	Merger Sub	26
4.7	Consents and Approvals	26
4.8	Securities Filings; Financial Statements	27
4.9	Litigation	27
4.10	Intellectual Property	27
4.11	Compliance with Agreements and Laws	31
4.12	Environmental	31
4.13	Contracts and Commitments	31
4.14	Related-Party Transactions	32
4.15	Changes	32
4.16	Purchaser Assets	33
4.17	Insurance	34
4.18	Employee Benefit Plans	34

i

4.19	Labor Matters, Agreements and Actions	36
4.20	Banking Facilities	36
4.21	Powers of Attorney and Suretyships	36
4.22	Brokers or Finders	36
4.23	Compliance with Laws; Permits	37
4.24	Approvals; Takeover Statutes	37
ARTICLE V - CERTAIN COVENANTS OF THE PARTIES		37
5.1	Conduct of the Company’s Business Prior to the Effective Time	37
5.2	Conduct of the Purchaser’s Business Prior to the Effective Time	38
5.3	Reports, Taxes	40
5.4	Non-Solicitation	40
5.5	Intellectual Property	40
5.6	Stock Option Grants; Warrants	41
5.7	Delivery of Audited Financial Statements	42
ARTICLE VI - ADDITIONAL MUTUAL COVENANTS		42
6.1	Access to Information	42
6.2	Stockholder Approvals	42
6.3	Legal Conditions to Merger	43
6.4	Public Disclosure	43
6.5	Consents	44
6.6	Securities Compliance	44
6.7	Expenses	44
6.8	Additional Agreements; Reasonable Commercial Efforts	45
6.9	Supplements to Disclosure Letters	45
6.10	Non-Solicitation of Employees	45
6.11	Indemnification	45
6.12	Tax Treatment of Merger	46
ARTICLE VII - CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND MERGER SUB		46
7.1	Accuracy of Representations and Warranties	46
7.2	Covenants Performed	46
7.3	Company Working Capital	46
7.4	Certificate	46
7.5	Company Stockholder Approval	46
7.6	No Injunctions or Litigation	46
7.7	Consents	47
7.8	Receipt of Regulatory Approvals	47
7.9	Third Party Consents	47
7.10	Approval by Purchaser’s Shareholders	47
7.11	TSX and AIM Approval	47
7.12	Tax Certificates	47
7.13	Company Options	47
ARTICLE VIII - CONDITIONS TO THE OBLIGATIONS OF COMPANY		47
8.1	Accuracy of Representations and Warranties	47
8.2	Covenants Performed	48
8.3	Certificate	48
8.4	Purchaser and Merger Sub Shareholder Approval	48
8.5	No Injunctions or Litigation	48
8.6	Consents	48
8.7	Receipt of Regulatory Approvals	48
8.8	Third Party Consents	48
8.9	Approval by Company’s Stockholders	48
8.10	TSX and AIM Approval	49
ARTICLE IX - SURVIVAL OF REPRESENTATIONS AND WARRANTIES		49
9.1	Non-Survival of Representations and Warranties	49
ARTICLE X - TERMINATION		49
10.1	Termination	49

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10.2	Effect of Termination	49
10.3	Extension; Waiver	49
ARTICLE XI - MISCELLANEOUS		50
11.1	Amendment	50
11.2	Entire Agreement	50
11.3	Governing Law	50
11.4	Headings	50
11.5	Notices	50
11.6	Severability	51
11.7	Interpretation	52
11.8	Waiver	52
11.9	Waiver of Jury Trial	52
11.10	Assignment	52
11.11	Counterparts	52
11.12	Attorneys Fees	52

Exhibits and Schedules:

Exhibit 1	-	Stockholders’ Letters
Schedule 1	-	Certificate of Incorporation of Surviving Corporation
Schedule 2	-	Bylaws of Surviving Corporation
Schedule 3	-	Officers and Directors of Surviving Corporation
Schedule 4	-	Officers and Directors of Purchaser

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of June 26, 2008 by and among JumpTV Inc., a corporation existing under the federal laws of Canada (“Purchaser”), JumpTV Acquisition Corp., a corporation existing under the laws of Delaware and a wholly owned subsidiary of Purchaser (“Merger Sub”) and NeuLion, Inc., a corporation existing under the laws of Delaware (the “Company”). Capitalized terms shall have the meanings set forth in Article I.

RECITALS

WHEREAS, the Boards of Directors of the Company, Purchaser and Merger Sub have each determined that the Merger is advisable, fair to and in the best interests of their respective stockholders and approved the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the combination of the Company and Purchaser shall be effected by the terms of this Agreement through a transaction in which Merger Sub shall merge with and into the Company in accordance with the provisions of the DGCL and this Agreement pursuant to which the Company shall survive the Merger and become a wholly owned subsidiary of Purchaser, the stockholders of the Company shall become shareholders of Purchaser;

WHEREAS, at the Effective Time (as defined below), the outstanding Company Common Shares (as calculated pursuant to Section 2.3(a)(ii) of this Agreement) shall be converted into shares of Purchaser Common Shares to be issued at Closing; and

WHEREAS, G. Scott Paterson and Nancy Li have each entered into irrevocable proxy and voting agreements (the “Voting Agreements”), pursuant to which such shareholders have agreed to vote in favor of the Merger and the other transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Company, the Purchaser and the Merger Sub hereby agree as follows:

ARTICLE I -

DEFINITIONS

The terms defined in this Article I shall, for purposes of this Agreement, have the meanings specified in this Article I unless the context otherwise requires:

1.1           “Acquisition Proposal” shall have the meaning set forth in Section 5.4 of this Agreement.

1.2           “Affiliates” of any party to the Agreement shall be persons that directly or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, such party.

1.3           “AvantaLion Subscription Agreement” shall mean the Amended and Restated Subscription Agreement of AvantaLion dated June 26, 2008.

1.4           “Authorizations” shall have the meaning set forth in Section 3.9(a) of this Agreement.

1.5           “AvantaLion” shall mean AvantaLion LLC, a limited liability company existing under the laws of Delaware.

1.6           “By-Laws” shall mean the By-laws of the Company as in effect as of the date hereof.

1.7           “Certificate of Incorporation” shall mean the certificate of incorporation of the Company as in effect as of the date hereof.

1.8           “Certificates” shall have the meaning set forth in Section 2.4(b) of this Agreement.

1.9           “Closing” shall mean the delivery by the parties hereto of the various documents contemplated by this Agreement or otherwise required in order to consummate the Merger.

1.10         “Closing Merger Shares” shall have the meaning set forth in Section 2.3(a)(ii) of this Agreement.

1.11         “Closing Date” shall have the meaning set forth in Section 2.2 of this Agreement.

1.12         “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.13         “Company” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.14         “Company Assets” shall have the meaning set forth in Section 3.14 of this Agreement.

1.15         “Company Common Shares” shall mean the shares of common stock, $0.01 par value per share, of the Company.

1.16         “Company Disclosure Letter” shall have the meaning set forth in Article III of this Agreement.

1.17         “Company Employee Plans” shall have the meaning set forth in Section 3.16(a) of this Agreement;

1.18         “Company ERISA Affiliate” shall have the meaning set forth in Section 3.16(a) of this Agreement;

1.19         “Company Financial Statements” shall have the meaning set forth in Section 3.6(a) of this Agreement.

1.20         “Company Entity” or “Company Entities” shall have the meaning set forth in Section 3.2(b) of this Agreement.

1.21         “Company Information Circular” shall have the meaning set forth in Section 6.2(a) of this Agreement.

1.22         “Company Insurance Policies” shall have the meaning set forth in Section 3.15 of this Agreement.

1.23         “Company IP” shall have the meaning set forth in Section 3.8(a)(iv) of this Agreement.

1.24         “Company IP Contract” shall have the meaning set forth in Section 3.8(a)(v) of this Agreement.

1.25         “Company Material Adverse Effect” shall mean any effect that is, or would be reasonably likely to have, a material adverse effect on the condition, business, commercial relationships, assets, operating results, customer/supplier or employee relationships, properties or financial affairs or results of operations of the Company Entities taken as a whole, other than (i) any economic, political or industry condition or effect that affects the economy in general or affects any Company Entity’s industry on an industry-wide basis, and in each case not specifically or uniquely relating to such Company Entity or (ii) the effect of any changes in Laws and Regulations or accounting rules.

1.26         “Company Option” shall have the meaning set forth in Section 2.6 of this Agreement.

1.27         “Company Product” shall mean each proprietary product or service (i) that is currently manufactured, marketed, or sold by any Company Entity, (ii) that is currently under active development by the Company or (iii) that was distributed by the Company at any time since such Company Entity’s inception.

1.28         “Company Registered IP” shall have the meaning set forth in Section 3.8(a)(iii) of this Agreement.

1.29         “Company Stockholders Meeting” shall have the meaning set forth in Section 6.2 of this Agreement.

1.30         “Company Stock Option Plan” shall have the meaning set forth in Section 2.6 of this Agreement.

1.31         “Confidentiality Agreement” shall mean the mutual non-disclosure agreement between Purchaser and the Company, dated May 23, 2008.

1.32         “Contract” shall mean any written or oral agreement, contract, subcontract, lease, understanding, instrument, note or commitment that is legally binding.

1.33         “DGCL” shall mean the Delaware General Corporation Law, as amended.

1.34         “Dissenting Stockholder” shall have the meaning set forth in Section 2.5 of this Agreement.

1.35         “Dissenting Shares” shall have the meaning set forth in Section 2.6 of this Agreement.

1.36         “Effective Time” shall have the meaning set forth in Section 2.1(b) of this Agreement.

1.34         “Employee Plans” shall mean any pension or other retirement benefit, profit sharing, medical, life or other insurance coverage, severance benefit, disability benefit, salary continuation, unemployment benefit, vacation, deferred compensation, bonus, stock option, stock purchase, phantom stock, stock appreciation, incentive compensation, employment or consulting, retention, change in control, savings, welfare benefit, fringe benefit, cafeteria or other forms of incentive compensation plans or agreements, including, without limitation, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA).

1.37         “Environmental Laws” shall have the meaning set forth in Section 3.10 of this Agreement.

1.38         “ERISA” shall mean the Employee Retirement Income Security Act of 1974 (US), as amended.

1.39         “Exchange Act” shall mean the Securities Exchange Act of 1934 (US), as amended.

1.40         “ERISA Affiliate” shall mean, with respect to a Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” under Section 414 of the Code.

1.41         “Exchange Agent” shall have the meaning set forth in Section 2.4(a) of this Agreement.

1.42         “Exchange Ratio” shall have the meaning set forth in Section 2.3(a)(ii) of this Agreement.

1.43         “FIRPTA” shall mean the Foreign Investment Real Property Tax Act of 1980, as amended.

1.44         “GAAP” shall mean generally accepted accounting principles in Canada or the United States of America, as applicable, applied consistently with past practices.

1.45         “Governmental Entity” shall mean any government, municipality or political subdivision thereof, whether federal, state, local, provincial, municipal or foreign, or any governmental or quasi-governmental agency or regulatory agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

1.46         “Governmental Order” shall mean any order, consent, writ, judgment, injunction, decree, stipulation or award entered by or with any Governmental Entity.

1.47         “Holders” shall mean holders of Company Common Shares immediately prior to the Effective Time.

1.48         “Intellectual Property” shall have the meaning set forth in Section 3.8(a)(i) of this Agreement.

1.49         “Intellectual Property Rights” shall have the meaning set forth in Section 3.8(a)(ii) of this Agreement.

1.50         “Laws and Regulations” shall mean all laws, statutes, codes, rules, regulations and ordinances of all Governmental Entities.

1.51         “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

1.52         “Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other transfer restrictions, except for any restrictions on transfer generally arising under any applicable securities Laws and Regulations.

1.53         “Material Contracts” means all contracts material to the business of the Company or the Purchaser, as the context requires, to which the Company or the Purchaser, as applicable, or any of their subsidiaries is a party, including all agreements, leases of real property, licences, undertakings, engagements or commitments of any nature, written or oral;

1.54         “Merger” shall have the meaning set forth in Section 2.1(a) of this Agreement.

1.55         “Merger Consideration” shall have the meaning set forth in Section 2.3(a) of this Agreement.

1.56         “Merger Sub” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.57         “Paterson Subscription Agreement” shall mean the Amended and Restated Subscription Agreement of G. Scott Paterson dated June 26, 2008.

1.58         “Permitted Liens” shall mean any Lien consisting of (a) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction or similar common law or statutory liens or encumbrances arising in the ordinary course of business which are not delinquent or remain payable without penalty, (b) encumbrances for Taxes and other assessments or governmental charges or levies not yet due or payable and (c) any other Liens that individually or in the aggregate are not material to the Company or Purchaser, as the case may be, and its Subsidiaries, taken as a whole.

1.59         “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint venture, trust, Governmental Entity or other entity or organization.

1.60         “Pre-Closing Period” shall have the meaning set forth in Section 5.1 of this Agreement.

1.61         “Purchaser” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.62         “Purchaser Authorizations” shall have the meaning set forth in Section 4.11(a).

1.63         “Purchaser Common Shares” shall mean the common stock of Purchaser.

1.64         “Purchaser Designated Individuals” shall have the meaning set forth in Section 4.10(a)(vi) of this Agreement.

1.65         “Purchaser Disclosure Letter” shall have the meaning set forth in Article IV of this Agreement.

1.66         “Purchaser Entities” shall have the meaning set forth in Section 4.2(b) of this Agreement.

1.67         “Purchaser Information Circular” shall have the meaning set forth in Section 6.2(b) of this Agreement.

1.68         “Purchaser Insurance Policies” shall have the meaning set forth in Section 4.17 of this Agreement.

1.69         “Purchaser Intellectual Property” shall have the meaning set forth in Section 4.10(a)(i) of this Agreement.

1.70         “Purchaser Intellectual Property Rights” shall have the meaning set forth in Section 4.10(a)(ii) of this Agreement.

1.71         “Purchaser IP” shall have the meaning set forth in Section 4.10(a)(iv) of this Agreement.

1.72         “Purchaser IP Contract” shall have the meaning set forth in Section 4.10(a)(v) of this Agreement.

1.73         “Purchaser Material Adverse Effect” shall mean any effect that is, or would be reasonably likely to have, a material adverse effect on the condition, business, commercial relationships, assets, operating results, customer/supplier and employee relationships, properties or financial affairs or results of operations of Purchaser, other than (i) any economic, political or industry condition or effect that affects the economy in general or affects the Purchaser’s industry on an industry-wide basis, and in each case not specifically or uniquely relating to, as applicable, Purchaser or Merger Sub, (ii) any change in the price of shares of Purchaser Common Shares (it being understood that an effect relating directly to the operations of the Purchaser that results from or occurs or exists separately from any such price change and that is not otherwise an effect identified in (i) above shall not be precluded from being a Purchaser Material Adverse Effect), or (iii) the effect of any changes in Laws and Regulations or accounting rules.

1.74         “Purchaser Product” shall mean each proprietary product or service (i) that is currently manufactured, marketed, or sold by any Purchaser Entity, (ii) that is currently under active development by any Purchaser Entity or (iii) that was distributed by any Purchaser Entity at any time since such Purchaser Entity’s inception.

1.75         “Purchaser Public Filings” shall have the meaning set forth in Section 4.8(a) of this Agreement.

1.76         “Purchaser Registered IP” shall have the meaning set forth in Section 4.10(a)(iii) of this Agreement.

1.77         “Purchaser Stock Option Plan” means any Purchaser stock option plan.

1.78         “Purchaser Stock Price” shall mean the average closing sale price of a share of Purchaser Common Shares on the Toronto Stock Exchange for the five (5) consecutive trading days immediately prior to but not including the day on which the Effective Time occurs.

1.79         “SEC” shall mean the United States Securities and Exchange Commission.

1.80         “Secretary” shall have the meaning set forth in Section 2.1(b) of this Agreement.

1.81         “Securities Commissions” shall mean the securities commissions or similar entities in each of the Provinces of Canada;

1.82         “Securities Laws” shall mean, unless the context otherwise requires, all applicable securities laws in each of the Provinces of Canada and in the United States and the applicable securities laws of all other jurisdictions other than each of the Provinces of Canada and the United States, as applicable, and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other regulatory instruments of the securities regulatory authorities in such jurisdictions.

1.83         “Securities Regulator” means the applicable securities commission or other securities regulatory authority in each of the Provinces of Canada and in the United States and any other relevant jurisdictions.

1.84         “Securities Act” shall mean the Securities Act of 1933, as amended.

1.85         “Shares” shall mean the issued and outstanding Company Common Shares.

1.86         “Subscription Agreements” shall mean the AvantaLion Subscription Agreement and the Paterson Subscription Agreement, collectively.

1.87         “Subsidiary” shall mean any Person of which another Person (i) (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or equity interests or (b) is a general partner or managing member, or (ii) owns or controls, directly or indirectly, securities or other ownership interests having by their terms the power to elect a majority of the board of directors of such Person or other persons performing similar functions.

1.88         “Surviving Corporation” shall have the meaning set forth in Section 2.1(a) of this Agreement.

1.89         “Tax Returns” shall mean all reports, elections, declarations, claims for refund, estimates and returns (including any schedules and attachments thereto) relating to, or required to be filed in connection with, any Taxes, including material information, returns or reports with respect to withholding or payments to third parties, pursuant to the statutes, rules and regulations of any federal, state, local or foreign Governmental Entity.

1.90         “Taxes” shall mean all federal, state, local, or foreign income, gross receipts, government annual fee, ad valorem, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, net worth, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, workers compensation, production, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by any Governmental Entity, including any interest, penalties, or additions with respect to such Taxes and any interest in respect of such penalties or additions, without regard to whether such tax is disputed or not or arose before, on or after the Closing Date.

1.91         “Total Outstanding Share Number” shall have the meaning set forth in Section 2.3(a)(ii) of this Agreement.

1.92         “Voting Agreements” shall have the meaning set forth in the recitals of this Agreement.

1.93         “WWW” shall have the meaning set forth in Section 3.8(g) of this Agreement

ARTICLE II -

MERGER, CLOSING AND CONVERSION OF SHARES; THE
MERGED COMPANY

2.1           The Merger

(a)                                 At the Effective Time, Merger Sub shall, and Purchaser shall cause Merger Sub to, be merged (the “Merger”) with and into the Company in accordance with the provisions of the DGCL and this Agreement and the separate existence of Merger Sub shall cease.  The Company shall be the surviving entity (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Section 259 of the DGCL.

(b)                                The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the “Secretary”) a duly executed Certificate of Merger and such other documents as are required by the DGCL to consummate the Merger. The Merger shall be effective at such time as the Certificate of Merger has been duly filed with the Secretary or at such later date or time as may be specified in the Certificate of Merger in accordance with DGCL on the date shown on the certified Certificate of Merger issued by the Secretary (the “Effective Time”).

(c)                                 From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided in the applicable provisions of the DGCL.

(d)                                 If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Merger Sub or the Company acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, each of Merger Sub and the Company hereby grants to the Surviving Corporation, effective after the Effective Time, an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.  The officers and directors of the Surviving Corporation shall be fully authorized in the name of either Merger Sub or the Company to take any and all such action.

2.2           Closing.

Prior to the Effective Time, the Closing shall take place at the offices of Wildeboer Dellelce LLP, 365 Bay Street, Suite 800, Toronto, Ontario M5H 2V1 on October 1, 2008 or at such other mutually acceptable time and manner after the satisfaction or waiver of each of the conditions set forth in Articles VII and VIII hereof (the “Closing Date”).

2.3           Conversion of Shares.

(a)                                By virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company, or the Holders, at the Effective Time:

(i)            all shares of common stock in Merger Sub issued and outstanding immediately prior to the Effective Time by virtue of the Merger and without any action on the part of the holder thereof shall be converted into and become an equal number of shares of common stock of the Surviving Corporation;

(ii)           each Company Common Share issued and outstanding immediately prior to the Effective Time (except those Company Common Shares subject to the rights of Dissenting Stockholders) shall be converted into and become the right to receive a number of Purchaser Common Shares (the “Merger Consideration”) equal to the amount determined by dividing (A) 49,521,958 Purchaser Common Shares plus a number of Purchaser Common Shares equal to the number of Purchaser Common Shares issued from and after June 9, 2008 until the Effective Time as a result of the exercise or conversion of options, warrants, rights (including conversion or preemptive rights but excluding any Purchaser Common Shares issued to AvantaLion or G. Scott Paterson pursuant to the Subscription Agreements or Purchaser Common Shares issued on exercise of warrants issued pursuant to the Subscription Agreements) or agreements for the purchase or acquisition of Purchase Common Shares issued prior to the Effective Time (the “Closing Merger Shares”) by (B) the total number of Company Common Shares outstanding immediately prior to the Effective Time (the “Total Outstanding Share Number”), and carrying the quotient thereof out to six (6) decimal places and rounding the sixth decimal place down to the nearest whole number (the “Exchange Ratio”);

(iii)          to the extent that any of the 1,840,097 Purchaser Common Shares issued pursuant to the Purchaser’s acquisition of Cycling TV which are currently held in escrow are released from escrow (other than to be returned to the Purchaser for non-compliance with the escrow release conditions), each Company Common Share issued and outstanding immediately prior to the Effective Time (except those Company Common Shares subject to the rights of Dissenting Stockholders) shall further become the right to receive an additional number of Purchaser Common Shares equal to the amount determined by dividing (A) the number of Purchaser Common Shares released from such escrow (other than to be returned to the Purchaser for non-compliance with the escrow release conditions) by (B) the Total Outstanding Share Number, and carrying the quotient thereof out to six (6) decimal places and rounding the sixth decimal place down to the nearest whole number, and such Purchaser Common Shares so issued shall be Closing Merger Shares for all purposes hereunder; and

(iv)          for every 5,000 shares of Purchaser Common Shares issued by Purchaser pursuant to subsections 2.3(a)(ii) and (iii), the Surviving Entity shall contemporaneously therewith issue one share in the capital stock  of the Surviving Entity to Purchaser.

(b)                                 The Closing Merger Shares shall be appropriately adjusted to fully reflect the effect of any stock dividend, stock split, reclassification, combination, exchange of shares, or similar change in the capitalization of Purchaser after the date hereof but prior to the Effective Time.

(c)                                  Holders shall receive only whole shares of Purchaser Common Shares. In lieu of any fractional share of Purchaser Common Shares, the number of Purchaser Common Shares to be issued to any Holder shall be rounded down to the prior whole number of Purchaser Common Shares.

2.4           Exchange of Certificates.

(a)                                  At the Effective Time, Purchaser shall issue and deliver to its transfer agent (the “Exchange Agent”), for the benefit of the Holders, for exchange in accordance with this Section 2.4, the Purchaser Common Shares issuable as Closing Merger Shares pursuant to Section 2.3(a)(ii) and (iii).

(b)                                 As soon as practicable (and in any event within five (5) business days) after the Effective Time, Purchaser shall cause the Exchange Agent to mail to each Holder of record of a stock certificate or certificates that, immediately prior to the Effective Time, represented outstanding Company Common Shares (a “Certificate”), which Holder’s Shares are being converted into the Merger Consideration pursuant to Section 2.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions not inconsistent with the terms of this Agreement as Purchaser and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to the provisions of Section 2.3(a)(ii) and (iii)). Until surrendered as contemplated by this Section 2.4(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(c)                                No dividends or distributions payable to holders of record of Purchaser Common Shares after the Effective Time shall be paid to the Holder of any unsurrendered Certificate until the Holder of the Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the record holder of the Certificates representing those Purchaser Common Shares issued in exchange therefor without interest (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole Purchaser Common Shares and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Purchaser Common Shares.

(d)                                 In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the Holder thereof in a form reasonably acceptable to Purchaser, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate, as may be required pursuant to this Agreement.

(e)                                  All Merger Consideration issued in exchange for Company Common Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the date hereof that remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of the Company that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.5.

(f)                                    Any portion of the Merger Consideration deposited with the Exchange Agent (and any interest or other income earned thereon) that remains undistributed to the stockholders of the Company upon the expiration of twelve (12) months after the Effective Time shall be delivered to Purchaser upon demand and any stockholder of the Company who has not theretofore complied with this Section 2.4 shall thereafter look only to Purchaser as general creditors for payment of their claim for Merger Consideration, and any applicable dividends or distributions with respect to Purchaser Common Shares.

(g)                                 None of Purchaser, Merger Sub, the Company, any of their respective Subsidiaries, or the Surviving Corporation shall be liable to any holder of Company Common Shares for such Purchaser Common Shares (or dividends or distributions with respect thereto) or cash deposited with the Exchange Agent that is subsequently delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)                                 If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(i)                                     Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 2.4 to pay for Shares for which appraisal rights have been perfected as set forth in Section 2.5 shall be returned to Purchaser upon demand.

2.5           Dissenting Stockholders.

Notwithstanding anything in this Agreement to the contrary, any Shares that are held by any stockholder of the Company who did not vote in favor of the Merger and who is entitled to demand and properly demands, exercises and perfects his or her demand for appraisal pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive Merger Consideration, unless and until such holder shall have effectively withdrawn or lost such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL and shall be entitled to receive consideration thereunder.  If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.3.  The Company shall give Purchaser (i) prompt notice of any written demands for appraisal of Dissenting Shares or withdrawals of such demands received by the Company pursuant to the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands by Dissenting Stockholders for appraisal of Dissenting Shares under the DGCL.  Except with the prior written consent of the Purchaser, prior to the Effective Time, the Company shall not make any payment with respect to any demands for appraisal of Dissenting Shares or offer to settle or settle or otherwise negotiate any such demands.

2.6           Company Options.

(a)                                  The Company has taken all steps necessary to terminate, effective at the Effective Time, all Company stock option plans (collectively, the “Company Stock Option Plan”). All outstanding options to acquire Company Common Shares (each, a “Company Option”), shall, pursuant to the terms of the Company Stock Option Plan, accelerate and be vested in full on or prior to the Closing Date and shall terminate if not exercised as of the Closing Date, such that as of the Closing Date, there shall be no Company Options or other securities convertible into Company Common Shares outstanding.

(b)                                 The Company shall take all actions that may be necessary (under the Company Stock Option Plan and otherwise) to effectuate the provisions of this Section 2.6.

2.7           Withholding Rights.

Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If Purchaser so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the Shares in respect of which Purchaser made such deduction or withholding.

2.8           Certificate of Incorporation of Surviving Corporation.

At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth on Schedule 1 attached hereto, until thereafter amended in accordance herewith and applicable Laws and Regulations, and (b) the bylaws of the Surviving Corporation shall be amended to read as set forth on Schedule 2 attached hereto, until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws and applicable Laws and Regulations.

2.9           Directors and Officers of Surviving Corporation.

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation. The names of such officers and directors are set forth in Schedule 3.

2.10         Directors and Officers of Purchaser.

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of the Purchaser shall be as set forth in Schedule 4.

ARTICLE III -

REPRESENTATIONS OF THE COMPANY

The Company represents and warrants to Purchaser that, except as set forth in the disclosure letter of the Company dated as of the date hereof (the “Company Disclosure Letter”), each of which exceptions shall specifically identify the relevant Section hereof to which it relates or be reasonably clear that it is relevant to such Section:

3.1           Disclosure.

No representation or warranty of the Company contained in this Agreement, and no statement contained in the Company Disclosure Letter or in any certificate or other information furnished or to be furnished, including all information required to be included in the Company Information Circular to be sent to the stockholders of the Company in connection with the meeting of shareholders of the Company to approve the Agreement and the Merger pursuant hereto contains or will contain any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in the light of the circumstances under which they are made, not misleading.  The information disclosed to the Purchaser pursuant to the diligence requisition list provided to the Company by the Purchaser in connection with the Purchaser’s due diligence investigations of the Company Entities was in all material respects true, accurate and complete.  Notwithstanding anything to the contrary, the Company shall not be deemed to make to Purchaser any representation or warranty (express or implied) other than as expressly made by the Company in this Agreement.

3.2           Corporate Organization.

(a)                                The Company is duly incorporated and in good standing under the Laws and Regulations of the State of Delaware. The Company has property or conducts business in each of the jurisdictions identified in Section 3.2(a) of the Company Disclosure Letter and is qualified to transact business in each of the jurisdictions identified in Section 3.2(a) of the Company Disclosure Letter. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the ownership of property or the character of its business requires such qualification, except those jurisdictions where the failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. The Company has all required corporate power and authority necessary to own and operate its property, to carry on its business as now conducted, to execute and deliver the Agreement and the agreements contemplated herein and to consummate the transactions contemplated hereby and thereby.

(b)                                 Except as set forth in Section 3.2(b) of the Company Disclosure Letter, the Company does not (i) have any Subsidiaries, (ii) presently own or control, directly or indirectly, or hold any rights to acquire, any interest in any other Person or (iii) have any contract or other obligation to provide funds to, or make any investment in, any other Person. The Company is not a participant in any joint venture, partnership or similar arrangement.  The Company, together with any Subsidiary of the Company, are herein referred to as “Company Entities.”

(c)                                  The Certificate of Incorporation and the By-laws of the Company as currently in effect are in the form previously provided to counsel for the Purchaser and no amendments have been made thereto or have been authorized since the date thereof.

3.3           Authorization; No Violation.

(a)                                  The execution and delivery by the Company of this Agreement and the agreements provided herein, and the consummation of all transactions contemplated hereunder and thereunder by the Company have been duly authorized by all requisite corporate action on the part of the Company and has been recommended to the stockholders of the Company for adoption and approval. This Agreement has been duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement by Purchaser and the other parties hereto, other than the Company and, in the case of the other agreements, by the parties thereto, other than the Company, this Agreement and each other agreement contemplated hereby to which the Company is a party constitute valid and legally binding obligations of the Company, enforceable in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)                                 The execution, delivery and performance by the Company of this Agreement and the agreements provided for herein, the consummation by the Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of the Certificate of Incorporation or By-laws of the Company or the certificates of incorporation or bylaws or other charter or organizational documents of any Company Entity, or (ii) assuming that the consents and approvals specifically referred to in Section 3.5 of the Company Disclosure Letter (as to clause (x), with respect to Governmental Entities and as to clause (y), with respect to Governmental Entities and non-Governmental Entities) are duly obtained, (x) violate any Laws and Regulations applicable to any Company Entity or any of their respective Assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), result in the termination of or a right of termination or cancellation, accelerate the performance required by or rights or obligations, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective Assets of any Company Entity, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which any Company Entity is a party, or by which they or any of their respective Assets or business activities may be bound or affected, except (with respect to this clause (y) only) for any such violations, conflicts or breaches that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.4           Capitalization.

(a)                                  Authorized Capital Shares. The authorized capital shares of the Company consists of 10,000,000 Company Common Shares, of which 6,887,100 shares are issued and outstanding as of the date hereof and 1,112,900 have been reserved for issuance upon the exercise of outstanding Company Options. Section 3.4(a) of the Company Disclosure Letter sets forth a true and complete list of the holders of the outstanding Company Common Shares, the respective number of shares held thereby and the country of residence of each such holder. Each outstanding Company Common Share has been duly and validly authorized and issued, is fully paid and non-assessable, was issued in compliance with all applicable securities laws, is free of any Liens and is not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, the By-laws or any agreement to which the Company is a party or by which it is bound.

(b)                                 Other Rights. Except for currently outstanding Company Options that are identified in Section 3.4(b) of the Company Disclosure Letter, as of the date hereof there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from any Company Entity of any, or rights to acquire from any Company Entity any, capital shares. Section 3.4(b) of the Company Disclosure Letter accurately sets forth as of the date hereof the following information with respect to all outstanding options, warrants and rights to acquire the Company’s capital shares: the holder; the number of shares covered; the exercise price; the expiration date; whether the grant is an “incentive stock option” within the meaning of Section 422 of the Code; the vesting schedule; the number of shares currently vested and the country of residence of each such holder. No Company Option has had any term amended, including without limitation any amendment to its vesting schedule, since the date of its initial grant.  A true and complete copy of the Company Stock Option Plan has been provided to Purchaser, and except as requested by Purchaser or contemplated in Section 2.6, such Company Stock Option Plan has not been amended, modified or supplemented. All currently outstanding options to acquire Company Common Shares were issued in compliance with the terms of the Company Stock Option Plan. All registrations and approvals of the Company Stock Option Plan required by, and necessary to obtain any right or benefit under, applicable Laws and Regulations to be made by the Company or its respective stockholders have been made. Except for the Voting Agreements, the Company is not a party or subject to any agreement or understanding, and to the Company’s knowledge, there is no agreement or understanding between any Person, which affects or relates to the ownership, voting or giving of written consents with respect to any security or by a director of the Company.

(c)                                Subsidiaries. All of the outstanding shares of capital stock and voting securities or other interests of each Subsidiary of the Company are duly and validly authorized and issued, fully paid and non-assessable, were issued in compliance with all applicable securities laws and are free of any Liens.

3.5           Consents and Approvals.

Except as set forth in Section 3.5 of the Company Disclosure Letter, no consents or approvals of any Governmental Entity or any third parties are required in connection with the execution, delivery or performance of this Agreement and the agreements provided for herein by the Company or the consummation of the transactions contemplated hereby or thereby.

3.6           Financial Statements.

(a)                                  The Company has delivered to Purchaser (i) the consolidated financial statements (balance sheet and statement of operations, statement of stockholders’ equity and statement of cash flows, including notes thereto) at each of December 31, 2007, December 31, 2006 and December 31, 2005, and for the fiscal years then ended, and (ii) the financial statements as, at and for the three (3) month period ended March 31, 2008 (the “Company Financial Statements”). Each of the Company Financial Statements is in accordance with the books and records of the Company and has been prepared in accordance with generally accepted accounting principles of the United States applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Company Financial Statements may not contain all footnotes required by generally accepted accounting principles. The books and records of each Company Entity are true and complete in all material respects.

(b)                                 The Company Financial Statements fairly present in all material respects the consolidated financial condition, retained earnings, assets and liabilities and operating results of the Company Entities and as of the dates, and for the periods, indicated therein.

(c)                                  Except as set forth in the Company Financial Statements, no Company Entity has any liabilities or obligations (whether accrued, absolute, unliquidated, contingent or otherwise) other than (i) liabilities and obligations that have arisen after June 9, 2008 in the ordinary course of business consistent with past practice which, individually or in the aggregate, have not had a Company Material Adverse Effect and (ii) obligations under contracts and commitments incurred in the ordinary course of business consistent with past practice that would not be required to be reflected in financial statements (or the notes thereto) prepared in accordance with U.S. GAAP.

(d)                                 Except as disclosed in the Company Financial Statements, no Company Entity is a guarantor or indemnitor of any indebtedness for borrowed money of any other Person.

3.7           Litigation.

There is no Legal Proceeding or investigation (or any basis therefor) pending or, to the knowledge of the Company, currently threatened against any Company Entity that questions the validity of this Agreement, any agreement contemplated hereby or the right of the Company to enter into this Agreement or any agreement contemplated hereby or thereby or to consummate the transactions contemplated hereby or thereby.

3.8           Intellectual Property.

(a)                                Definitions.

(i)                                     “Intellectual Property” means all algorithms, application programming interfaces, apparatus, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

(ii)                                  “Intellectual Property Rights” means, under the laws of any jurisdiction in the world, all copyrights, patent rights, trademark and trade name rights, trade secret rights, industrial property rights, moral rights, and other similar types of proprietary rights in Intellectual Property, and all applications, registrations, renewals, and other filings with respect to any of the foregoing.

(iii)                               “Company Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

(iv)                              “Company IP” means all Intellectual Property Rights and Intellectual Property owned by or licensed to the Company.

(v)                               “Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any Company Entity.

(vi)                            “Designated Individuals” means, for the purpose of this Section 3.8 only, the employees of the Company.

(b)                                 To the knowledge of the Company after reasonable inquiry, the Company owns or has the full and unfettered right and license, or other written, valid, and enforceable consent or permission to use, all of the Intellectual Property and Intellectual Property Rights that are used in or necessary to the present conduct and reasonably anticipated future conduct (as such future conduct is reasonably anticipated as of the date hereof by the Designated Individuals) of its businesses, including the development, distribution, manufacture or other exploitation of its products or services. All such Intellectual Property and Intellectual Property Rights constitute Company IP and (i) all such Company IP that consists of Intellectual Property Rights and Intellectual Property owned by the Company Entities is valid and subsisting and (ii) to the knowledge of the Company Entities, all such Company IP that consists of Intellectual Property Rights and Intellectual Property that is exclusively licensed to the Company Entities is valid and subsisting. Clause (i) of the immediately foregoing sentence is not and shall not be construed to be knowledge qualified in any respect.

(c)                                  To the extent that any of the Intellectual Property or Intellectual Property Rights used in or necessary to the present conduct of the Company Entities’ businesses, including the development, distribution, manufacture or other exploitation of their products or services, has been created, developed or invented by a third party, each of the Company Entities has, with respect to such Intellectual Property or Intellectual Property Rights, obtained either ownership of and is the exclusive owner of or has obtained a valid license, or other written, valid, and enforceable consent or permission, sufficient for the present conduct of its business. All such rights shall survive the Merger, and be fully exercisable by the Company following the Merger without payment of any amounts or other consideration (including additional royalties) to any third party triggered as a result of such Merger or other change of control resulting therefrom.

(d)                               (i) The past conduct of the Company Entities’ businesses relating to the design, development, manufacture, importation, license or sale by the Company Entities of any Company Product (as defined below) and the use of any product, service, process or method in connection therewith, and, to the knowledge of the Company Entities after reasonable inquiry of the Designated Individuals, the past conduct of the Company Entities’ businesses other than as set forth in this clause (i) of this paragraph (d), has not infringed, misappropriated or otherwise breached; and (ii) the present conduct of the Company Entities’ businesses relating to the design, development, manufacture, importation, license or sale by the Company Entities of any Company Product and the use of any product, service, process or method in connection therewith, and, to the knowledge of the Company Entities after reasonable inquiry of the Designated Individuals, the present conduct of the Company Entities’ business other than as set forth in this clause (ii) of this paragraph (d), does not infringe, misappropriate or otherwise breach; with respect to each of Clauses (i) and (ii), above, any Intellectual Property Rights held by any other Person that alone or in the aggregate would reasonably be likely to have a Company Material Adverse Effect. No claim or litigation regarding any Company Entity, nor any such product, service, process or method, is pending or, to the Company Entities’ knowledge based upon reasonable inquiry of the Designated Individuals, threatened.

(e)                                  The Company Entities have obtained or will have obtained as of the Closing, all certificates, registrations and permits in connection with the Intellectual Property owned or licensed by the Company Entities (excluding the issuance of patents, trademark registrations and copyright registrations), any Company IP Contracts or any other agreements related thereto that materially alter or amend any Company IP Contracts or rights in such Intellectual Property, as may be required under the laws of the applicable jurisdiction or Governmental Entities (including without limitation any Governmental Entities) of countries in which the Company currently conducts business.

(f)                                  (A) The Company is not in material breach of, nor has the Company failed to perform in any material manner under, any of the Company IP Contracts and, to the Company’s knowledge, no other party to any such Company IP Contract is in material breach thereof or has failed to perform in any material manner thereunder, and (B) the Company is not in breach of, nor has the

Company failed to perform under, any of the Company IP Contracts, which such breach or failure to perform either individually or in the aggregate would cause a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Company IP Contracts or entitle the other party or parties to such Company IP Contracts to terminate such Company IP Contracts or any licenses thereunder. Immediately following the Closing Date, the Company will be permitted to exercise all of the Company’s rights under the Company IP Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would be required to pay had the transactions contemplated by this Agreement not occurred.  Neither the Merger nor any merger of the Surviving Company with Purchaser will, in and of itself, trigger any third party being granted any rights to any Intellectual Property Rights that are in addition to, or greater than, such third party currently has under such Company IP Contracts, including any access to or release of any source code owned by or licensed to the Company. To the knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other Person with respect to Company IP under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder. To the knowledge of the Company, no person is infringing or misappropriating any Intellectual Property Right owned by or exclusively licensed to the Company.

(g)                                 Each Company Entity has an industry standard privacy or data rights policy available on all relevant world wide web (“WWW”) sites of such Company Entity and has complied, and is in compliance, with such policy in all material respects. No Company Entity has received any notice claiming or alleging that it has not complied with its privacy policy or any Laws and Regulations governing the operation of any Company Entity’s WWW sites, nor does any Company Entity know of any facts or circumstances that would give rise to such claim or allegations.

(h)                                 In each case in which any Company Entity has acquired ownership of any Intellectual Property or Intellectual Property Right from any Person, the Company Entity has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company Entity. In accordance with applicable Laws and Regulations, each Company Entity has recorded each such assignment of Registered IP assigned to the Company Entity with the relevant Governmental Entity.

(i)            To the knowledge of the Company Entities, (i) there are no facts or circumstances existing that would render any Company IP invalid or unenforceable, and (ii) no Company Entity has taken, or failed to take, any action in the application for or prosecution of any Registered IP that would render such Registered IP invalid or unenforceable.

(j)            Each Company Entity has the right to use, pursuant to valid licenses or other written, valid, and enforceable consents or permissions, all data (including personal data of third parties), software development tools, library functions, operating systems, data bases, compilers and all other third-party software that are used in the operation of the Company Entities as currently conducted or that are required to create, modify, compile, operate or support any software that is Company IP or is incorporated into any Company Product.

(k)           No funding from a Governmental Entity, facilities of or funding from a university, college, other educational institution or research center or funding from third parties (other than funding from banks or lending institutions or other customary sources of equity financing that are not Governmental Entities) was used in the development of any Company IP. To the knowledge of the Company, no current employee of any Company Entity who was involved in, or who contributed to, the creation or development of any Company IP has performed services for any Governmental Entity, university, college, or other educational institution or research center during a period of time during which such current employee was also performing services for any Company Entity where such services would result in a transfer or other impairment or limitation on the Company Entities’ use of the Intellectual Property or Intellectual Property Rights invented, created or authored by such individual. To the knowledge of the Company Entities after reasonable inquiry of the Designated Individuals, no former employee, consultant or independent contractor of any Company Entity who was involved in, or who contributed to, the creation or development of any Company IP has performed services for any Governmental Entity, university, college, or other educational institution or research center during a period of time during which such former employee, consultant or independent contractor was also performing services for any Company Entity where such services would result in a transfer or other impairment or limitation on the Company Entities’ use of the Intellectual Property or Intellectual Property Rights invented, created or authored by such individual.

(l)                                     No Company IP owned by any Company Entity, no Company Products, and to the knowledge of any Company Entity no Company IP exclusively licensed to any Company Entity is subject to any Legal Proceeding or outstanding Governmental Order or written settlement agreement or stipulation to which any Company Entity is a party or of which it is aware that restricts in any material manner the use, transfer or licensing thereof by any Company Entity or that may adversely affect the validity or enforceability of such Company IP or Company Product.

(m)                               Neither this Agreement nor the transactions contemplated by this Agreement will result in, to the knowledge of the Company Entities, the Surviving Corporation’s granting to any third party any right to any Intellectual Property or Intellectual Property Right owned by, or licensed to, the Surviving Corporation.

3.9           Compliance with Agreements and Laws.

(a)                                  No Company Entity is in violation in any material respect of any Laws and Regulations relating to its respective properties or the conduct of its respective business, except where, individually or in the aggregate, such violation would not have a Company Material Adverse Effect. No Company Entity has had notice or communication from any Governmental Entity or otherwise of any such violation or noncompliance and, to the best knowledge of the Company, no such violation or noncompliance exists. Each Company Entity has all franchises, permits, licenses and any similar authorizations and certificates from all Governmental Entities necessary for the conduct of its business as currently conducted (collectively, the “Authorizations”). No Company Entity is in default in any material respect under any of such Authorizations. All such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not result in the suspension, revocation, impairment, forfeiture or nonrenewal of any such Authorizations.

(b)                                 Section 3.9(b) of the Company Disclosure Letter sets forth a description of each Governmental Order applicable to any Company Entity, and no such Governmental Order, individually or in the aggregate, has had a Company Material Adverse Effect.

3.10         Environmental.

There are no Legal Proceedings or investigations of any nature that would be reasonably likely to result in the imposition on any Company Entity of any liability or obligation arising under common law or under any local, state, provincial, municipal or federal environmental statute, regulation or ordinance pending or, to the knowledge of the Company, threatened against any Company Entity, which liability or obligation would be material to the Company. To the knowledge of the Company, there is no reasonable basis for any such Legal Proceeding or investigation. No Company Entity is subject to any Governmental Order imposing any material liability or material obligation with respect to the foregoing. Each Company Entity is in material compliance with all Authorizations and with applicable Laws and Regulations relating to the environment, human health and safety, hazardous substances and waste material (“Environmental Laws”), and there are no liabilities under any Environmental Laws with respect to any Company Entity, other than failures to comply or liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect. No Company Entity has received any notice from any Governmental Entity during the past five years relating to or alleging a violation of any Environmental Law. No Company Entity has any indemnification obligation with any Person with respect to Environmental Laws.

3.11         Contracts and Commitments.

(a)                                  Except as set forth in the Company Financial Statements, no Company Entity has, since June 9, 2008, (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital shares or corporate interests, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $100,000 or, in the case of indebtedness and/or liabilities individually less than $100,000, in excess of $200,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary course advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its Assets or rights, other than the sale of its inventory in the ordinary course of business.

(b)                                 All of the Material Contracts are valid, binding and enforceable (and, if applicable, were registered with the appropriate Governmental Entity, as required in order to be enforceable) in accordance with their respective terms and in full force and effect, without amendment (except as disclosed on Section 3.11(b) of the Company Disclosure Letter). No Material Contract requires the consent by the other parties thereto in order to consummate the transactions contemplated by this Agreement. Immediately after giving effect to the Merger, the Surviving Corporation or the Company Entities will be permitted to exercise all of such Company Entities’ rights under the Material Contracts to the same extent the Company Entities would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing payments which the Company Entities would otherwise be required to pay. The Company Entity party thereto has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and such Company Entity does not have any present expectation or intention of not fully performing all such obligations, except where any such default or non-performance would not constitute a Company Material Adverse Effect. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company Entity party thereto under any Material Contract, except where such event would not constitute a Company Material Adverse Effect. The Company has no knowledge of any material breach or anticipated material breach by the other parties to any Material Contract. True, correct and complete copies of each written Material Contract and an accurate description of each oral Material Contract, together with all amendments, waivers or other changes thereto, have been made available to counsel to Purchaser.

3.12         Related-Party Transactions.

Except as set forth in Section 3.12 of the Company Disclosure Letter, no employee, stockholder, officer or director of any Company Entity or member of his/her immediate family is indebted to any Company Entity, nor is any Company Entity indebted (or committed to make loans or extend or guarantee credit) to any of them.  All commercial transactions are negotiated on an arms length basis and at fair market value.

3.13         Changes.

Since June 9, 2008 and except as otherwise reflected in the Company Financial Statements, each Company Entity has conducted its business, in all material respects, in the ordinary course consistent with past practice and there has not occurred:

(a)                                  any change, event or condition that, individually or in the aggregate, is a Company Material Adverse Effect;

(b)                                 any material damage, destruction or loss to Company Assets, whether or not covered by insurance, having a Company Material Adverse Effect;

(c)                                  any waiver by any Company Entity of a valuable right or of a debt owed to it, in an amount exceeding $100,000 individually or $200,000 in the aggregate;

(d)                                 any satisfaction or discharge of any Lien or payment of any obligation by any Company Entity, except in the ordinary course of business consistent with past practice and that is not material to the Company Assets, financial condition, operating results or business of the Company Entities, taken as a whole;

(e)                                  any contract entered into by any Company Entity, other than in the ordinary course of business consistent with past practice or any change or amendment to a contract or arrangement by which any Company Entity or any of its Company Assets is bound or subject, other than in the ordinary course of business consistent with past practice;

(f)                                    any change in any Material Contract or other arrangement (including any Company Employee Plan) providing for compensation to any officer or key employee of any Company Entity;

(g)                                 any sale, assignment or transfer of any patents or patent applications, trademarks or trademark applications, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible Company Assets, or disclosure of any proprietary confidential information to any Person;

(h)                                 any acquisition, sale or transfer of any material asset of any Company Entity;

(i)                                     any resignation or termination of employment of any officer or key employee of any Company Entity;

(j)                                     any declaration, payment, setting aside or other distribution of cash or other property to its stockholders or interest holders with respect to its common shares, other equity securities or other interests (including without limitation, any warrants, options or other rights to acquire Company Common Shares or other equity securities), or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Common Shares or interests;

(k)                                  any mortgage, pledge, transfer of a security interest in, or Lien, created by any Company Entity, with respect to any of Company Assets, except for Permitted Liens;

(l)                                     any notice that there has been a loss of, or order cancellation by, any major customer of any Company Entity;

(m)          any capital expenditures or commitments therefor that are in an amount exceeding $100,000 in the case of any individual item or $200,000 in the aggregate;

(n)                                 any loans or advances to, guarantees for the benefit of, or any investments in, any Person (including, without limitation, any employees, officers or directors, or any members of their immediate families, of any Company Entity);

(n)                                 any change in the accounting methods or practices (including any change in depreciation or amortization policies or rates) materially affecting the Company Assets;

(o)                                 any amendment or change to the Certificate of Incorporation or By-laws, or the certificates of incorporation or bylaws or other charter or organizational documents of any Company Entity;

(p)                                 any election with respect to taxes or changes in tax accounting methods;

(q)                                 to the knowledge of the Company, any other event or condition of any character that would have a Company Material Adverse Effect; or

(r)                                    any agreement by any Company Entity to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

3.14         Company Assets.

Each Company Entity has good and marketable title to, or valid leasehold interest in, its respective properties and assets (all such properties and assets being referred to as the “Company Assets”), other than such property and assets as to which the failure to have the title or lease rights, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company Assets are free and clear of all Liens, except (a) as reflected in the Company Financial Statements and (b) Permitted Liens. The Company Assets constitute all the assets used or held for use in the conduct of the respective businesses of the Company Entities and necessary for Purchaser to operate such businesses as currently conducted by such Company Entities. No Company Entity owns any real property. All of the tangible Company Assets of each Company Entity are in good operating condition, subject to normal wear and tear, and are reasonably fit and useable for the purposes for which they are currently being used.

3.15         Insurance.

There is no claim pending under any fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by each Company Entity and of all life insurance policies maintained by each Company Entity on the lives of its respective employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the “Company Insurance Policies”) as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable on the Insurance Policies or renewals thereof have been paid and each Company Entity is otherwise in material compliance with the material terms of such policies. All Company Insurance Policies will remain in full force and effect through the Closing Date and also as to claims arising out of events that occur prior to the Closing. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of the Company Insurance Policies.

3.16         Employee Benefit Plans.

(a)           Section  3.16(a) to the Company Disclosure Letter contains a true and complete list of each Company Employee Plan sponsored, maintained or contributed to or required to be contributed to by any Company Entity or by any ERISA Affiliate of a Company Entity (a “Company ERISA Affiliate”) or as to which any Company Entity or any Company ERISA Affiliate has, or may

have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “Company Employee Plans”).

(b)                                 With respect to each of the Company Employee Plans, the Company has heretofore delivered to the Buyer true and complete copies of each of the following documents:  (i) the Company Employee Plan, the related trust agreement (if any) and any other related documents (including all amendments to such Company Employee Plan and related documents); (ii) the most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Company Employee Plan; and (iv) the most recent determination letter or opinion letter received from the IRS with respect to each Company Employee Plan that is intended to be qualified under the Code.

(c)                                  No liability under Title IV of ERISA has been incurred by any Company Entity or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to any Company Entity or any Company ERISA Affiliate of incurring a liability under such Title.  No Company Employee Plan is subject to Section 412, 430, 431 or 432 of the Code or Title IV or Section 302, 303, 304 or 305 of ERISA.  None of the assets of any Company Entity or any Company ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(d)                                 Neither any Company Entity, nor any Company ERISA Affiliate, nor any of the Company Employee Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any Company Entity, any Company ERISA Affiliate, any of the Company Employee Plans or any such trust could, directly or indirectly, be subject to any material civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code in an amount that would be material, or any other material liability.

(e)                                  None of the Company Employee Plans is, and neither any Company Entity nor any Company ERISA Affiliate has ever contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(f)            Each of the Company Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has obtained a favorable determination or opinion letter to that effect from the IRS, and nothing has occurred that would reasonably be expected to result in the revocation of any such letter or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of other corrective action pursuant to such system in order to maintain the qualified status of such Company Employee Plan.  Each of the Company Employee Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements.  Each of the Company Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws and Regulations, including but not limited to ERISA and the Code.

(g)                                 No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to any Company Entity (including pursuant to this Agreement or any other Contract to be entered into in connection with this Agreement) will fail to be deductible for federal income Tax purposes under Section 280G of the Code.

(h)                                 There are no material claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against or involving any Company Employee Plan, the assets of any Company Employee Plans or against any Company Entity or any Company ERISA Affiliate with respect to any Company Employee Plan.  There is no Governmental Order or order of any arbitrator outstanding against or in favor of any Company Employee Plan or any fiduciary thereof (other than rules of general applicability).  There are no pending or threatened Legal Proceedings involving any Company Employee Plan.

(i)                                     No Company Employee Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers after retirement or other termination of service (other than (i) coverage mandated by applicable Laws and Regulations, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), or (iii) deferred compensation benefits accrued as liabilities in the Company Financial Statements.  No Company Employee Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(j)            Except as expressly provided herein, neither the execution of this Agreement or any other Contract to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to any Company Entity becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to any Company Entity, or (iii) the renewal or extension of the term of any Contract regarding the compensation of any current or former employee, director or other service provider of or to any Company Entity.

(k)                                  No Company Employee Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

3.17         Labor Matters, Agreements and Actions.

(a)                                  Each Company Entity is current in the payment of all wages and benefits owed to its employees.

(b)                                 Each Company Entity has made all contributions required by Laws and Regulations to be made on behalf of such Company Entity’s current and former employees into social welfare plans (including contributions required to be made by a Company Entity or to be withheld from and paid on behalf of any employee of a Company Entity into the unemployment insurance, pension, medicine insurance and disability injury insurance funds pursuant to the laws of any jurisdiction in which the Company Entities operate).

(c)                                  Except as disclosed in Section 3.17(c) of the Company Disclosure Letter, as of the date hereof, no Company Entity is aware that any executive officer, or that any group of employees of any Company Entity, intends to terminate their employment with such Company Entity, nor does such Company Entity have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of each Company Entity is terminable at the will of such Company Entity. Each Company Entity has complied in all material respects with all applicable state, provincial, municipal and federal equal employment opportunity and other laws related to employment (including without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes and union dues), and no Company Entity is aware that it has any labor relations problems (including without limitation any union organization activities, threatened or actual strikes or work stoppages or material grievances). No Company Entity is bound by or subject to (and none of its Assets is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union.

(d)                                 Except as disclosed in Section 3.17(d) of the Company Disclosure Letter, each current and former employee and consultant to each Company Entity has entered into a confidentiality and assignment of inventions agreement with such Company Entity, a copy of each of which has previously been delivered to Purchaser.  No Company Entity has agreements or arrangements with persons titled as independent contractors or consultants, as a result of which, by virtue of the control exercised by such Company Entity, the type of work performed by the persons or any other circumstances, such persons could reasonably be deemed to be employees of such Company Entity.

3.18         Banking Facilities.

Section 3.18 of the Company Disclosure Letter sets forth a true, correct and complete list of:

(a)                                  each bank, savings and loan or other financial institution in which any Company Entity has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained thereat; and

(b)                                 the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility.

3.19         Powers of Attorney and Suretyships.

No Company Entity has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

3.20         Brokers and Finders.

No Company Entity is obligated to pay any broker’s or finder’s fee or any other commission or similar fee to any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated by this Agreement.

3.21         Compliance with Laws; Permits

The Company Entities are, and at all times have been, in full material compliance with all Laws of any Governmental Body applicable to their respective businesses or operations.  Except with respect to immaterial violations of any Laws and Regulations, no Company Entity has received any written notice of, has knowledge of or has been charged with, the violation of any Laws.

The Company and its Subsidiaries have all permits which are required for the operation of their respective businesses as presently conducted, except where the absence of which would not, individually or in the aggregate, materially affect the business of the Company Entities.  No Company Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any permit to which it is a party, except where such default or violation would not, individually or in the aggregate, materially affect the business of the Company Entities.

3.22                           Approvals; Takeover Statutes

(a)                                  No state takeover statute or similar statute or regulation or charter or by-law anti-takeover provision applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated hereby.  The board of directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL, including Section 203 of the DGCL, will not apply to the Merger.

(b)                                 The only required approvals of the Holders of this Agreement and the Merger are the approvals of the Holders of a majority of the issued and outstanding Company Common Shares.

ARTICLE IV -

REPRESENTATIONS OF PURCHASER

Purchaser represents and warrants to the Company that, except as set forth in the disclosure letter of the Purchaser dated as of the date hereof (the “Purchaser Disclosure Letter”), each of which exceptions shall specifically identify the relevant Section hereof to which it relates or be reasonably clear that it is relevant to such Section:

4.1                                 Disclosure.

No representation or warranty of the Purchaser contained in this Agreement, and no statement contained in the Purchaser Disclosure Letter or in any certificate or other information furnished or to be furnished, including all information required to be included in the Purchaser Information Circular to be sent to the stockholders of the Purchaser in connection with the meeting of shareholders of the Purchaser to approve the Agreement and the Merger pursuant hereto contains or will contain any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in the light of the circumstances under which they are made, not misleading. The information disclosed to the Company pursuant to the diligence requisition list provided to the Purchaser by the Company in connection with the Company’s due diligence investigations of the Purchaser Entities was in all material respects true, accurate and complete. Notwithstanding anything to the contrary, the Purchaser shall not be deemed to make to the Company any representation or warranty (express or implied) other than as expressly made by the Purchaser in this Agreement

4.2                                 Corporate Organization.

(a)                                  Purchaser is a corporation duly organized, validly existing and in good standing under the federal laws of Canada.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Purchaser has property or conducts business in each of the jurisdictions identified on Section 4.2(a) of the Purchaser Disclosure Letter and is qualified to transact business in each of the jurisdictions identified on Section 4.2(a) of the Purchaser Disclosure Letter.  Each of Purchaser and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction in which the ownership of property or the character of its business requires such qualification, except those jurisdictions where the failure to be so qualified or to be in good standing would not have a Purchaser Material Adverse Effect.  Each of Purchaser and Merger Sub has all required corporate power and authority necessary to own and operate its property, to carry on its business as now conducted and presently proposed to be conducted, to execute and deliver the Agreement and the agreements contemplated herein and to consummate the transactions contemplated hereby and thereby.

(b)                                 Except as set forth in the Purchaser Disclosure Letter, Purchaser does not (i) have any Subsidiaries, (ii) presently own or control, directly or indirectly, or hold any rights to acquire, any interest in any other Person or (iii) have any contract or other obligation to provide funds to, or make any investment in, any other Person.  Purchaser is not a participant in any joint venture, partnership or similar arrangement.  Purchaser, together with any Subsidiary of Purchaser, are herein referred to as “Purchaser Entities.”

(c)                                  The organizational documents of each of Purchaser and Merger Sub as currently in effect are in the form previously provided to counsel for the Company and no amendments have been made thereto or have been authorized since the date thereof.

4.3                                 Authorization; No Violation.

(a)                                  The execution and delivery by each of Purchaser and Merger Sub of this Agreement and the agreements provided herein, and the consummation of all transactions contemplated hereunder and thereunder by each of Purchaser and Merger Sub, have been duly authorized by all requisite corporate action on the part of Purchaser the Purchaser Entities and has been recommended to the sole stockholder of Merger Sub for adoption and approval.  This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub. Assuming the due authorization, execution and delivery of this Agreement by the Company and the other parties hereto, other than Purchaser and Merger Sub and, in the case of the other agreements, by the parties thereto, other than Purchaser and Merger Sub, this Agreement and each other agreement contemplated hereby to which each of Purchaser and Merger Sub is a party constitute valid and legally binding obligations of each of Purchaser and Merger Sub, enforceable in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)                                 The execution, delivery and performance by each of Purchaser and Merger Sub of this Agreement and the agreements provided for herein, the consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of the organizational documents of any Purchaser Entity or (ii) assuming that the consents and approvals specifically referred to in Section 4.7 of the Purchaser Disclosure Letter (as to clause (x), with respect to Governmental Entities and as to clause (y), with respect to Governmental Entities and non-Governmental Entities) are duly obtained, (x) violate any Laws and Regulations applicable to any Purchaser Entity or any of their respective Purchaser Assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), result in the termination of or a right of termination or cancellation, accelerate the performance required by or rights or obligations, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective Purchaser Assets of any Purchaser Entity, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which any Purchaser Entity is a party, or by which they or any of their respective Purchaser Assets or business activities may be bound or affected, except (with respect to this clause (y) only) for any such violations, conflicts or breaches that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.4                                 Capitalization.

(a)                                  Authorized Capital Shares.  The authorized share capital of the Corporation consists of an unlimited number of Purchaser Common Shares, an unlimited number of Class 1 preference shares, issuable in series, and an unlimited number of Class 2 preference shares, issuable in series.  As of the date hereof, 51,158,855 Common Shares and no Class 1 or Class 2 preference shares were issued and outstanding.  Each outstanding Purchaser Common Share has been duly and validly authorized and issued, is fully paid and non-assessable, was issued in compliance with all applicable securities laws and is not subject to preemptive rights or rights of first refusal created by its incorporating statute, the organizational documents of Purchaser or any agreement to which Purchaser is a party.  The Purchaser Entities are not in violation of Rule 12g3-2 under the Exchange Act.

(b)                                 Other Rights.  Except as set forth in the Purchaser Disclosure Letter, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Purchaser of any, or rights to acquire from the Company any, capital shares.  Section 4.4(b) of the Purchaser Disclosure Letter accurately sets forth the following information with respect to all outstanding options, warrants and rights to acquire Purchaser’s capital shares:  the holder; the number of shares covered; the exercise price; the expiration date; the vesting schedule; and the number of shares currently vested.  No option to purchase Purchaser Common Shares has had any term amended, including without limitation any amendment to its vesting schedule, since the date of its initial grant.  A true and complete copy of the Purchaser Stock Option Plan has been provided to the Company, and except as requested by Purchaser, such Purchaser Stock Option Plan has not been amended, modified or supplemented.  All currently outstanding options to acquire shares of Purchaser Common Shares were issued in compliance with the terms of the Purchaser Stock Option Plan.  All registrations and approvals of the Purchaser Stock Option Plan required by, and necessary to obtain any right or benefit under, applicable Laws and Regulations to be made by Purchaser or its respective stockholders have been made. Purchaser has no knowledge of any intention by a shareholder, or group of shareholders, of Purchaser beneficially holding in the aggregate 10% or more of the issued and outstanding Purchaser Common Shares to vote such shares against the Merger.

(c)                                  Subsidiaries.  All of the outstanding shares of capital stock and voting securities or other interests of each Subsidiary of Purchaser are duly and validly authorized and issued, fully paid and non-assessable, were issued in compliance with all applicable securities laws and are free of any Liens.

4.5                                 Issuance of Purchaser Common Shares.

The shares of Purchaser Common Shares to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal, state and provincial securities Laws and Regulations.

4.6           Merger Sub.

Merger Sub has been formed by Purchaser for the purpose of effecting the Merger. The authorized capital securities of Merger Sub consist of an unlimited number of common shares, of which one share is issued and outstanding.  All of the issued and outstanding shares of Merger Sub are owned by Purchaser and are validly issued, fully paid and non-assessable.  Except for obligations incurred in connection with its formation or organization or the negotiation and consummation of this Agreement and any related documentation to which it is a party, and the transactions contemplated hereby and thereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

4.7           Consents and Approvals.

Other than shareholder, stock exchange and regulatory approvals, and except as set forth in Section 4.7 of the Purchaser Disclosure Letter, no consents or approvals of any Governmental Entity or any third parties are required in connection with the execution, delivery or performance of this Agreement and the agreements provided for herein by Purchaser or Merger Sub or the consummation of the transactions contemplated hereby or thereby by Purchaser or Merger Sub.

4.8           Securities Filings; Financial Statements.

(a)                                  Purchaser has filed and made available to the Company all forms, reports and documents required to be filed by Purchaser with the Securities Commissions since August 10, 2006 (collectively, the “Purchaser Public Filings”).  The Purchaser Public Filings (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Law, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser Public Filings or necessary in order to make the statements in such Purchaser Public Filings, in the light of the circumstances under which they were made, not misleading.

(b)                                 Each of the consolidated financial statements (including, in each case, any related notes) contained in the Purchaser Public Filings complied as to form in all material respects with the applicable published rules and regulations of the Securities Commissions with respect thereto, was prepared in accordance with Canadian GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted under applicable law) and fairly presented the consolidated financial position of Purchaser and its Subsidiaries as of the respective dates and the consolidated results of their operations and cash flows, retained earnings, assets and liabilities and operating results for the periods indicated, except that the unaudited interim financial statements do not include notes, but do include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation.  The books and records of each Purchaser Entity are true and complete in all material respects.

(c)                                  Except as set forth in the Purchaser Public Filings, no Purchaser Entity has any liabilities or obligations (whether accrued, absolute, unliquidated, contingent or otherwise) other than (i) liabilities and obligations that have arisen after June 9, 2008 in the ordinary course of business consistent with past practice which, individually or in the aggregate, have not had a Purchaser Material Adverse Effect and (ii) obligations under contracts and commitments incurred in the ordinary course of business consistent with past practice that would not be required to be reflected in financial statements (or the notes thereto) prepared in accordance with Canadian GAAP.

(d)                                 Except as disclosed in the Purchaser Public Filings, no Purchaser Entity is a guarantor or indemnitor of any indebtedness for borrowed money of any other Person.

(e)                                  Since June 9, 2008, there has been no event which has had a Purchaser Material Adverse Effect.

4.9           Litigation.

There is no Legal Proceeding or investigation (or any basis therefor) pending or, to the knowledge of Purchaser, currently threatened against any Purchaser Entity that questions the validity of this Agreement, any agreement contemplated hereby or the right of Purchaser to enter into this Agreement or any agreement contemplated hereby or thereby or to consummate the transactions contemplated hereby or thereby.

4.10         Intellectual Property.

(a)                                Definitions.

(i)            “Purchaser Intellectual Property” means all algorithms, application programming interfaces, apparatus, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

(ii)           “Purchaser Intellectual Property Rights” means, under the laws of any jurisdiction in the world, all copyrights, patent rights, trademark and trade name rights, trade secret rights, industrial property rights, moral rights, and other similar types of proprietary rights in Purchaser Intellectual Property, and all applications, registrations, renewals, and other filings with respect to any of the foregoing.

(iii)          “Purchaser Registered IP” means all Purchaser Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

(iv)                              “Purchaser IP” means all Purchaser Intellectual Property Rights and Purchaser Intellectual Property owned by or licensed to Purchaser.

(v)                               “Purchaser IP Contract” means any Contract to which Purchaser is a party or by which Purchaser is bound that contains any assignment or license of, or covenant not to assert or enforce, any Purchaser Intellectual Property Right or that otherwise relates to any Purchaser IP or any Purchaser Intellectual Property developed by, with, or for any Purchaser Entity.

(vi)                            “Purchaser Designated Individuals” means, for the purpose of this Section 4.10 only, the employees of Purchaser.

(b)                                 To the knowledge of Purchaser after reasonable inquiry, Purchaser owns or has the full and unfettered right and license, or other written, valid, and enforceable consent or permission to use, all of the Purchaser Intellectual Property and Purchaser Intellectual Property Rights that are used in or necessary to the present conduct and reasonably anticipated future conduct (as such future conduct is reasonably anticipated as of the date hereof by the Purchaser Designated Individuals) of the businesses of the Purchaser Entities, including the development, distribution, manufacture or other exploitation of their products or services.  All such Purchaser Intellectual Property and Purchaser Intellectual Property Rights constitute Purchaser IP and (i) all such Purchaser IP that consists of Purchaser Intellectual Property Rights and Purchaser Intellectual Property owned by the Purchaser Entities is valid and subsisting and (ii) to the knowledge of the Purchaser Entities, all such Purchaser IP that consists of Purchaser Intellectual Property Rights and Purchaser Intellectual Property that is exclusively licensed to the Purchaser Entities is valid and subsisting.  Clause (i) of the immediately foregoing sentence is not and shall not be construed to be knowledge qualified in any respect.

(c)                                  To the extent that any of the Purchaser Intellectual Property or Purchaser Intellectual Property Rights used in or necessary to the present conduct of the Purchaser Entities’ businesses, including the development, distribution, manufacture or other exploitation of their products or services, has been created, developed or invented by a third party, each of the Purchaser Entities has, with respect to such Purchaser Intellectual Property or Purchaser Intellectual Property Rights, obtained either ownership of and is the exclusive owner of or has obtained a valid license, or other written, valid, and enforceable consent or permission, sufficient for the present conduct of its business.  All such rights shall survive the Merger, and be fully exercisable by Purchaser following the Merger without payment of any amounts or other consideration (including additional royalties) to any third party triggered as a result of such Merger or other change of control resulting therefrom.

(d)                                 (i) The past conduct of the Purchaser Entities’ businesses relating to the design, development, manufacture, importation, license or sale by the Purchaser Entities of any Purchaser Product (as defined below) and the use of any product, service, process or method in connection therewith, and, to the knowledge of the Purchaser Entities after reasonable inquiry of the Purchaser Designated Individuals, the past conduct of the Purchaser Entities’ businesses other than as set forth in this clause (i) of this paragraph (d), has not infringed, misappropriated or otherwise breached; and (ii) the present conduct of the Purchaser Entities’ businesses relating to the design, development, manufacture, importation, license or sale by the Purchaser Entities of any Purchaser Product and the use of any product, service, process or method in connection therewith, and, to the knowledge of the Purchaser Entities after reasonable inquiry of the Purchaser Designated Individuals, the present conduct of the Purchaser Entities’ business other than as set forth in this clause (ii) of this paragraph (d), does not infringe, misappropriate or otherwise breach; with respect to each of Clauses (i) and (ii), above, any Intellectual Property Rights held by any other Person that alone or in the aggregate would reasonably be likely to have a Purchaser Material Adverse Effect.  No claim or litigation regarding any Purchaser Entity, nor any such product, service, process or method, is pending or, to the Purchaser Entities’ knowledge based upon reasonable inquiry of the Purchaser Designated Individuals, threatened.

(e)                                  The Purchaser Entities have obtained or will have obtained as of the Closing, all certificates, registrations and permits in connection with the Intellectual Property owned or licensed by the Purchaser Entities (excluding the issuance of patents, trademark registrations and copyright registrations), any Purchaser IP Contracts or any other agreements related thereto that materially alter or amend any Purchaser IP Contracts or rights in such Intellectual Property, as may be required under the laws of the applicable jurisdiction or Governmental Entities (including without limitation any Governmental Entities) of countries in which the Purchaser currently conducts business.

(f)                                  (A) Purchaser is not in material breach of, nor has Purchaser failed to perform in any material manner under, any of the Purchaser IP Contracts and, to Purchaser’s knowledge, no other party to any such Purchaser IP Contract is in material breach thereof or has failed to perform in any material manner thereunder, and (B) Purchaser is not in breach of, nor has Purchaser failed to perform under, any of the Purchaser IP Contracts, which such breach or failure to perform either individually or in the aggregate would cause a Purchaser Material Adverse Effect.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Purchaser IP Contracts or entitle the other party or parties to such Purchaser IP Contracts to terminate such Purchaser IP Contracts or any licenses thereunder.  Immediately following the Closing Date, Purchaser will be permitted to exercise all of Purchaser’s rights under the Purchaser IP Contracts to the same extent Purchaser would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Purchaser would be required to pay had the transactions contemplated by this Agreement not occurred.  Neither the Merger nor any merger of the Surviving Company with Purchaser will, in and of itself, trigger any third party being granted any rights to any Purchaser Intellectual Property Rights that are in addition to, or greater than, such third party currently has under such Purchaser IP Contracts, including any access to or release of any source code owned by or licensed to Purchaser.  To the knowledge of Purchaser, there are no contracts, licenses or agreements between Purchaser and any other Person with respect to Purchaser IP under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Purchaser thereunder.  To the knowledge of Purchaser, no person is infringing or misappropriating any Purchaser Intellectual Property Right owned by or exclusively licensed to Purchaser.

(g)                                 Each Purchaser Entity has an industry standard privacy or data rights policy available on all relevant WWW sites of such Purchaser Entity and has complied, and is in compliance, with such policy in all material respects.  No Purchaser Entity has received any notice claiming or alleging that it has not complied with its privacy policy or any Laws and Regulations governing the operation of any Purchaser Entity’s WWW sites, nor does any Purchaser Entity know of any facts or circumstances that would give rise to such claim or allegations.

(h)                                 In each case in which any Purchaser Entity has acquired any Purchaser Intellectual Property or Purchaser Intellectual Property Right from any Person, the Purchaser Entity has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Purchaser Intellectual Property and the associated Purchaser Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Purchaser Entity.  In accordance with applicable Laws and Regulations, each Purchaser Entity has recorded each such assignment of Purchaser Registered IP assigned to the Purchaser Entity with the relevant Governmental Entity.

(i)                                     To the knowledge of the Purchaser Entities, (i) there are no facts or circumstances that would render any Purchaser IP invalid or unenforceable, and (ii) no Purchaser Entity has taken, or failed to take, any action in the application for or prosecution of any Purchaser Registered IP that would render such Purchaser Registered IP invalid or unenforceable.

(j)                                     Each Purchaser Entity has the right to use, pursuant to valid licenses or other written, valid, and enforceable consents or permissions, all data (including personal data of third parties), software development tools, library functions, operating systems, data bases, compilers and all other third-party software that are used in the operation of the Purchaser Entities as currently conducted or that are required to create, modify, compile, operate or support any software that is Purchaser IP or is incorporated into any Purchaser Product.

(k)                                  No funding from a Governmental Entity, facilities of or funding from a university, college, other educational institution or research center or funding from third parties (other than funding from banks or lending institutions or other customary sources of equity financing that are not Governmental Entities) was used in the development of any Purchaser IP.  To the knowledge of Purchaser, no current employee of any Purchaser Entity who was involved in, or who contributed to, the creation or development of any Purchaser IP has performed services for any Governmental Entity, university, college, or other educational institution or research center during a period of time during which such current employee was also performing services for any Purchaser Entity where such services would result in a transfer or other impairment or limitation on the Purchaser Entities’ use of the Purchaser Intellectual Property or Purchaser Intellectual Property Rights invented, created or authored by such individual.  To the knowledge of the Purchaser Entities, after reasonable inquiry of the Purchaser Designated Individuals, no former employee, consultant or independent contractor of any Purchaser Entity who was involved in, or who contributed to, the creation or development of any Purchaser IP has performed services for any Governmental Entity, university, college, or other educational institution or research center during a period of time during which such former employee, consultant or independent contractor was also performing services for any Purchaser Entity where such services would result in a transfer or other impairment or limitation on the Purchaser Entities’ use of the Purchaser Intellectual Property or Purchaser Intellectual Property Rights invented, created or authored by such individual.

(l)                                     No Purchaser IP owned by any Purchaser Entity, no Purchaser Products, and to the knowledge of any Purchaser Entity no Purchaser IP exclusively licensed to any Purchaser Entity is subject to any Legal Proceeding or outstanding Governmental Order or written settlement agreement or stipulation to which any Purchaser Entity is a party or of which it is aware that restricts in any material manner the use, transfer or licensing thereof by any Purchaser Entity or that may adversely affect the validity or enforceability of such Purchaser IP or Purchaser Product.

(m)          Neither this Agreement nor the transactions contemplated by this Agreement will result in, to the knowledge of the Purchaser Entities, Purchaser granting to any third party any right to any Purchaser Intellectual Property or Purchaser Intellectual Property Right owned by, or licensed to, the Purchaser.

4.11         Compliance with Agreements and Laws.

(a)                                  No Purchaser Entity is in violation in any material respect of any Laws and Regulations relating to its respective properties or the conduct of its respective business, except where, individually or in the aggregate, such violation would not have a Purchaser Material Adverse Effect.  No Purchaser Entity has had notice or communication from any Governmental Entity or otherwise of any such violation or noncompliance and, to the best knowledge of Purchaser, no such violation or noncompliance exists.  Each Purchaser Entity has all franchises, permits, licenses and any similar authorizations and certificates from all Governmental Entities necessary for the conduct of its business as currently conducted (collectively, the “Purchaser Authorizations”). No Purchaser Entity is in default in any material respect under any of such Purchaser Authorizations.  All such Purchaser Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of Purchaser, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not result in the suspension, revocation, impairment, forfeiture or nonrenewal of any such Authorizations.

(b)                                 Section 4.11(b) of the Purchaser Disclosure Letter sets forth a description of each Governmental Order applicable to any Purchaser Entity.  No such Governmental Order, individually or in the aggregate, has had a Purchaser Material Adverse Effect.

4.12         Environmental.

There are no Legal Proceedings or investigations of any nature that would be reasonably likely to result in the imposition on any Purchaser Entity of any liability or obligation arising under common law or under any local, state, provincial, municipal or federal environmental statute, regulation or ordinance pending or, to the knowledge of Purchaser, threatened against any Purchaser Entity, which liability or obligation would be material to Purchaser.  To the knowledge of Purchaser, there is no reasonable basis for any such Legal Proceeding or investigation.  No Purchaser Entity is subject to any Governmental Order imposing any material liability or material obligation with respect to the foregoing.  Each Purchaser Entity is in material compliance with all Purchaser Authorizations and with applicable Laws and Regulations relating to Environmental Laws, and there are no liabilities under any Purchaser Environmental Laws with respect to any Purchaser Entity, other than failures to comply or liabilities that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.  No Purchaser Entity has received any notice from any Governmental Entity during the past five years relating to or alleging a violation of any Purchaser Environmental Law.  No Purchaser Entity has any indemnification obligation with any Person with respect to Purchaser Environmental Laws.

4.13         Contracts and Commitments.

(a)                                  Except as set forth in the Purchaser’s financial statements available on www.SEDAR.com, no Purchaser Entity has, since June 9, 2008, (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital shares or corporate interests, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $100,000 or, in the case of indebtedness and/or liabilities individually less than

$100,000, in excess of $200,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary course advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its Purchaser Assets or rights, other than the sale of its inventory in the ordinary course of business.

(b)                                 All of the Material Contracts are valid, binding and enforceable (and, if applicable, were registered with the appropriate Governmental Entity, as required in order to be enforceable) in accordance with their respective terms and in full force and effect, without amendment (except as disclosed on Section 4.13(b) of the Purchaser Disclosure Letter). No Material Contract requires the consent by the other parties thereto in order to consummate the transactions contemplated by this Agreement. The Purchaser Entity party thereto has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and such Purchaser Entity does not have any present expectation or intention of not fully performing all such obligations, except where any such default or non-performance would not constitute a Purchaser Material Adverse Effect. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Purchaser Entity party thereto under any Material Contract, except where such event would not constitute a Purchaser Material Adverse Effect. The Company has no knowledge of any material breach or anticipated material breach by the other parties to any Material Contract. True, correct and complete copies of each written Material Contract and an accurate description of each oral Material Contract, together with all amendments, waivers or other changes thereto, have been made available to counsel to the Company.

4.14         Related-Party Transactions.

Except as set forth in the Purchaser Public Filings, no employee, stockholder, officer or director of any Purchaser Entity or member of his/her immediate family is indebted to any Purchaser Entity, nor is any Purchaser Entity indebted (or committed to make loans or extend or guarantee credit) to any of them.  All commercial transactions are negotiated on an arms length basis and at fair market value.

4.15         Changes.

Since June 9, 2008 and except as otherwise reflected in the Purchaser Public Filings, each Purchaser Entity has conducted its business, in all material respects, in the ordinary course consistent with past practice and there has not occurred:

(a)                                  any change, event or condition that, individually or in the aggregate, is a Purchaser Material Adverse Effect;

(b)                                 any material damage, destruction or loss to Purchaser Assets, whether or not covered by insurance having a Purchaser Material Adverse Effect;

(c)                                  any waiver by any Purchaser Entity of a valuable right or of a debt owed to it, in an amount exceeding $100,000 individually or $200,000 in the aggregate;

(d)                                 any satisfaction or discharge of any Lien or payment of any obligation by any Purchaser Entity, except in the ordinary course of business consistent with past practice and that is not material to the Purchaser Assets, financial condition, operating results or business of the Purchaser Entities, taken as a whole;

(e)                                  any contract entered into by any Purchaser Entity, other than in the ordinary course of business consistent with past practice or any change or amendment to a contract or arrangement by which any Purchaser Entity or any of its Purchaser Assets is bound or subject, other than in the ordinary course of business consistent with past practice;

(f)                                    any change in any Material Contract or other arrangement (including any Purchaser Employee Plan) providing for compensation to any officer or key employee of any Purchaser Entity;

(g)                                 any sale, assignment or transfer of any patents or patent applications, trademarks or trademark applications, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible Purchaser Assets, or disclosure of any proprietary confidential information to any Person;

(h)                                 any acquisition, sale or transfer of any material asset of any Purchaser Entity;

(i)                                     any resignation or termination of employment of any officer or key employee of any Purchaser Entity;

(j)                                     any declaration, payment, setting aside or other distribution of cash or other property to its stockholders or interest holders with respect to its common shares, other equity securities or other interests (including without limitation, any warrants, options or other rights to acquire its common shares or other equity securities), or any direct or indirect redemption, purchase or other acquisition by Purchaser of any of its common shares or interests;

(k)                                  any mortgage, pledge, transfer of a security interest in, or Lien, created by any Purchaser Entity, with respect to any of its Purchaser Assets, except for Permitted Liens;

(l)                                     any notice that there has been a loss of, or order cancellation by, any major customer of any Purchaser Entity;

(m)          any capital expenditures or commitments therefor that are in an amount exceeding $100,000 in the case of any individual item or $200,000 in the aggregate;

(n)                                 any loans or advances to, guarantees for the benefit of, or any investments in, any Person (including, without limitation, any employees, officers or directors, or any members of their immediate families, of any Purchaser Entity);

(o)                                 any change in the accounting methods or practices (including any change in depreciation or amortization policies or rates) materially affecting the Purchaser Assets of any Purchaser Entity;

(p)                                 any amendment or change to the organizational documents of any Purchaser Entity;

(q)                                 any election with respect to taxes or changes in tax accounting methods;

(r)                                    to the knowledge of Purchaser , any other event or condition of any character that would have a Purchaser Material Adverse Effect; or

(s)                                  any agreement by any Purchaser Entity to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

4.16         Purchaser Assets.

Each Purchaser Entity has good and marketable title to, or valid leasehold interest in, its respective properties and assets (all such properties and assets being referred to as the “Purchaser Assets”), other than such property and assets as to which the failure to have the title or lease rights, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.  The Purchaser Assets are free and clear of all Liens, except (a) as reflected in the Purchaser Public Filings and (b) Permitted Liens.  The Purchaser Assets constitute all the assets used or held for use in the conduct of the respective businesses of the Purchaser Entities and necessary for Purchaser to operate such businesses as currently conducted by such Purchaser Entities.  No Purchaser Entity owns any real property.  All of the tangible Purchaser Assets of each Purchaser Entity are in good operating condition, subject to normal wear and tear, and are reasonably fit and useable for the purposes for which they are currently being used.

4.17         Insurance.

There is no claim pending under any of the fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained by each Purchaser Entity and of all life insurance policies maintained by each Purchaser Entity on the lives of its respective employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the “Purchaser Insurance Policies”) as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable on the Purchaser Insurance Policies or renewals thereof have been paid and each Purchaser Entity is otherwise in material compliance with the material terms of such policies.  All Purchaser Insurance Policies will remain in full force and effect through the Closing Date and also as to claims arising out of events that occur prior to the Closing.  Purchaser has no knowledge of any threatened termination of, or premium increase with respect to, any of the Purchaser Insurance Policies.

4.18         Employee Benefit Plans.

(a)                                  Section  4.18(a) to the Purchaser Disclosure Letter contains a true and complete list of each Purchaser Employee Plan sponsored, maintained or contributed to or required to be contributed to by any Purchaser Entity or by any ERISA Affiliate of a Purchaser Entity (a “Purchaser ERISA Affiliate”) or as to which any Purchaser Entity or any Purchaser ERISA Affiliate has, or may have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “Purchaser Employee Plans”).

(b)                                 With respect to each of the Purchaser Employee Plans, the Purchaser has heretofore delivered to the Buyer true and complete copies of each of the following documents:  (i) the Purchaser Employee Plan, the related trust agreement (if any) and any other related documents (including all amendments to such Purchaser Employee Plan and related documents); (ii) the most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Purchaser Employee Plan; and (iv) the most recent determination letter or opinion letter received from the IRS with respect to each Purchaser Employee Plan that is intended to be qualified under the Code.

(c)                                  No liability under Title IV of ERISA has been incurred by any Purchaser Entity or any Purchaser ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to any Purchaser Entity or any Purchaser ERISA Affiliate of incurring a liability under such Title.  No Purchaser Employee Plan is subject to Section 412, 430, 431 or 432 of the Code or Title IV or Section 302, 303, 304 or 305 of ERISA.  None of the assets of any Purchaser Entity or any Purchaser ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(d)                                 Neither any Purchaser Entity, nor any Purchaser ERISA Affiliate, nor any of the Purchaser Employee Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any Purchaser Entity, any Purchaser ERISA Affiliate, any of the Purchaser Employee Plans or any such trust could, directly or indirectly, be subject to any material civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code in an amount that would be material, or any other material liability.

(e)                                  None of the Purchaser Employee Plans is, and neither any Purchaser Entity nor any Purchaser ERISA Affiliate has ever contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(f)                                    Each of the Purchaser Employee Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has obtained a favorable determination or opinion letter to that effect from the IRS, and nothing has occurred that would reasonably be expected to result in the revocation of any such letter or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of other corrective action pursuant to such system in order to maintain the qualified status of such Purchaser Employee Plan.  Each of the Purchaser Employee Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements.  Each of the Purchaser Employee Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws and Regulations, including but not limited to ERISA and the Code.

(g)                                 No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to any Purchaser Entity (including pursuant to this Agreement or any other Contract to be entered into in connection with this Agreement) will fail to be deductible for federal income Tax purposes under Section 280G of the Code.

(h)                                 There are no material claims pending, or, to the knowledge of the Purchaser, threatened or anticipated (other than routine claims for benefits) against or involving any Purchaser Employee Plan, the assets of any Purchaser Employee Plans or against any Purchaser Entity or any Purchaser ERISA Affiliate with respect to any Purchaser Employee Plan.  There is no Governmental Order or order of any arbitrator outstanding against or in favor of any Purchaser Employee Plan or any fiduciary thereof (other than rules of general applicability).  There are no pending or threatened Legal Proceedings involving any Purchaser Employee Plan.

(i)                                     No Purchaser Employee Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers after retirement or other termination of service (other than (i) coverage mandated by applicable Laws and Regulations, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), or (iii) deferred compensation benefits accrued as liabilities in the Purchaser Financial Statements.  No Purchaser Employee Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(j)                                     Except as expressly provided herein or as disclosed in Schedule 4.18(j) of the Purchaser Disclosure Letter, neither the execution of this Agreement or any other Contract to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to any Purchaser Entity becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to any Purchaser Entity, or (iii) the renewal or extension of the term of any Contract regarding the compensation of any current or former employee, director or other service provider of or to any Purchaser Entity.

(k)                                  No Purchaser Employee Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

4.19         Labor Matters, Agreements and Actions.

(a)                                  Each Purchaser Entity is current in the payment of all wages and benefits owed to its employees.

(b)                                 Each Purchaser Entity has made all contributions required by Laws and Regulations to be made on behalf of such Purchaser Entity’s current and former employees into social welfare plans (including contributions required to be made by a Purchaser Entity or to be withheld from and paid on behalf of any employee of a Purchaser Entity into the unemployment insurance, pension, medicine insurance and disability injury insurance funds pursuant to the laws of any jurisdiction in which the Purchaser Entities operate).

(c)                                  Each Purchaser Entity has complied in all material respects with all applicable state, provincial, municipal and federal equal employment opportunity and other laws related to employment (including without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes and union dues), and no Purchaser Entity is aware that it has any labor relations problems (including without limitation any union organization activities, threatened or actual strikes or work stoppages or material grievances). No Purchaser Entity is bound by or subject to (and none of its Assets is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union.

(d)                                 Except as set out in Section 4.19(d) of the Purchaser Disclosure Letter, each current and former employee and consultant to each Purchaser Entity has entered into a confidentiality and assignment of inventions agreement with such Purchaser Entity, a copy of each of which has previously been delivered to the Company.  No Purchaser Entity has agreements or arrangements with persons titled as independent contractors or consultants, as a result of which, by virtue of the control exercised by such Purchaser Entity, the type of work performed by the persons or any other circumstances, such persons could reasonably be deemed to be employees of such Purchaser Entity.

4.20         Banking Facilities.

Section 4.20 of the Purchaser Disclosure Letter sets forth a true, correct and complete list of:

(a)                                  each bank, savings and loan or other financial institution in which any Purchaser Entity has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained thereat; and

(b)                                 the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility.

4.21         Powers of Attorney and Suretyships.

No Purchaser Entity has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

4.22         Brokers or Finders.

Other than to Canaccord Adams and Oppenheimer & Co., no Purchaser Entity is obligated to pay any broker’s or finder’s fee or any other commission or similar fee to any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated by this Agreement.

4.23         Compliance with Laws; Permits.

The Purchaser Entities are, and at all times have been, in full material compliance with all Laws of any Governmental Body applicable to their respective businesses or operations.  Except with respect to immaterial violations of any Laws and Regulations, no Purchaser Entity has received any written notice of, has knowledge of or has been charged with, the violation of any Laws.

The Purchaser Entities have all permits which are required for the operation of their respective businesses as presently conducted, except where the absence of which would not, individually or in the aggregate, materially affect the business of the Purchaser Entities.  No Purchaser Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any permit to which it is a party, except where such default or violation would not, individually or in the aggregate, materially affect the business of the Purchaser Entities.

4.24         Approvals; Takeover Statutes.

(a)                                  No state takeover statute or similar statute or regulation or charter or by-law anti-takeover provision applies or purports to apply to Purchaser with respect to this Agreement, the Merger or any other transaction contemplated hereby.

(b)                                 The only required approvals of the holders of Purchaser Common Shares of this Agreement and the Merger are the approvals of the holders of a majority of the issued and outstanding shares of Purchaser Common Shares, regulatory and Toronto Stock Exchange approvals.

ARTICLE V -

CERTAIN COVENANTS OF THE PARTIES

5.1           Conduct of the Company’s Business Prior to the Effective Time.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), except as expressly contemplated or permitted by this Agreement, the Company:

(a)                                  shall, and shall cause its subsidiaries to conduct business in, and not take any action except in, the usual and ordinary course of business and consistent with past practice, and it shall and shall cause its Subsidiaries to use best efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

(b)                                 shall not, without prior consultation with and the prior written consent of, Purchaser, directly or indirectly do, solicit, agree to do, or permit to occur any of the following: (i) amend the Certificate of Incorporation or By-laws; (ii) declare, set aside or pay any dividend or other distribution or payment in respect any of its shares of any outstanding class of stock; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any of its shares of any outstanding class of stock, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire its shares of any outstanding class of stock, other than in connection with the exercise of previously issued convertible securities; (iv) redeem, purchase or otherwise acquire any of its outstanding shares of any outstanding class of stock or other securities; (v) split, combine or reclassify any of its shares of any outstanding class of stock; (vi) adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction in respect of itself or any of its subsidiaries or affiliates or adopt any plan of liquidation; or (vii) reduce its stated capital;

(c)                                  shall not, directly or indirectly, and it shall cause its Subsidiaries not to, solicit or agree to, without prior consultation with and the prior written consent of, Purchaser, do any of the following: (i) sell, pledge, dispose of or encumber any assets; (ii) acquire by any means any corporation, partnership or other business organization or division thereof, or make any investment; (iii) acquire any material assets; (iv) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances; (v) authorize, recommend or propose any release or relinquishment of any material contractual right; (vi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (vii) enter into or terminate any hedges, swaps or other similar financial instruments or transactions; (viii) enter into any agreements with its directors or officers or their respective Affiliates; or (ix) authorize, propose, permit or agree to any of the above;

(d)                                 shall not, and it shall cause its Subsidiaries not to, solicit or agree to, without prior consultation with and the prior written consent of Purchaser, enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than: (i) ordinary course expenditures, (ii) expenditures required by Laws and Regulations, (iii) expenditures made in connection with transactions contemplated in this Agreement, and (iv) capital expenditures required to prevent the occurrence of a Company Material Adverse Effect;

(e)                                  neither the Company nor any of its Subsidiaries shall create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities or arising in the ordinary and usual course of business;

(f)            shall not, and it shall cause its subsidiaries not to, without prior consultation with and the consent of Purchaser, adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with applicable Laws and Regulations or with respect to existing provisions of any such plans, programs, arrangements or agreements (including severance payments); and

(g)                                 shall not, and it shall cause its Subsidiaries not to otherwise take actions that could reasonably be expected to be prejudicial to Purchaser’s interest in the business, property or assets of the Company Entities following the Effective Time.

Nothing in this Section 5.1 shall give Purchaser, directly or indirectly, the right to control or direct the Company Entities’ operations prior to the Effective Time.  The Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company Entities’ operations prior to the Effective Time.

5.2           Conduct of the Purchaser’s Business Prior to the Effective Time.

During the Pre-Closing Period, except as expressly contemplated by this Agreement, Purchaser:

(a)                                  agrees that unless it obtains the Company’s prior written consent, it shall, and shall cause its Subsidiaries to maintain accessible cash and cash equivalents of not less than the aggregate amount of CDN$19,000,000 (not including any amounts raised during the Pre-Closing Period through the sale of treasury securities of the Purchaser, other than through the exercise of convertible securities which were issued prior to the Pre-Closing Period) and it shall and shall cause its Subsidiaries to use best efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

(b)                                 shall not, without prior consultation with and the prior written consent of the Company, directly or indirectly do, solicit, agree to do, or permit to occur any of the following: (i) amend its governing documents; (ii) declare, set aside or pay any dividend or other distribution or payment in respect any of its capital stock outstanding; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any of its capital stock, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire its capital stock, other than in connection with the exercise of previously issued convertible securities; (iv) redeem, purchase or otherwise acquire any of its outstanding capital stock or other securities; (v) split, combine or reclassify any of its capital stock; (vi) adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction in respect of itself or any of the subsidiaries or adopt any plan of liquidation; or (vii) reduce its stated capital;

(c)                                  shall not, directly or indirectly, and it shall cause its Subsidiaries not to, and not to solicit or agree to, without prior consultation with and the prior written consent of the Company do any of the following: (i) sell, pledge, dispose of or encumber any assets; (ii) acquire by any means any corporation, partnership or other business organization or division thereof, or make any investment; (iii) acquire any material assets; (iv) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances; (v) authorize, recommend or propose any release or relinquishment of any material contractual right; (vi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (vii) enter into or terminate any hedges, swaps or other similar financial instruments or transactions; (viii) enter into any agreements with its directors or officers or their respective affiliates; or (ix) authorize, propose, permit or agree to any of the above;

(d)                                 shall not, and it shall cause its Subsidiaries not to, and not to solicit or agree to, without prior consultation with and the prior written consent of the Company, enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than (i) ordinary course expenditures, (ii) expenditures required by law, (iii) expenditures made in connection with transactions contemplated in this letter agreement, and (iv) capital expenditures required to prevent the occurrence of a Purchaser Material Adverse Effect;

(e)                                  agrees that in no case shall Purchaser or its Subsidiaries create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities or arising in the ordinary and usual course of business;

(f)                                    shall not, and it shall cause its Subsidiaries not to, without prior consultation with and the prior written consent of the Purchaser, adopt or amend or make any contribution to any bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except: (i) as is necessary to comply with Laws and Regulations or with respect to existing provisions of any such plans, programs, arrangements or agreements (including severance payments); or (ii) as disclosed in Purchaser’s current business plans; and

(g)                                 shall not, and it shall cause its Subsidiaries not to otherwise take actions that could reasonably be expected to be prejudicial to the Company’s interest in the business, property or assets of the Purchaser and its Subsidiaries following the Effective Time.

Nothing in this Section 5.2 shall give the Company, directly or indirectly, the right to control or direct the Purchaser’s operations prior to the Effective Time.  The Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Purchaser’s operations prior to the Effective Time.

5.3           Reports, Taxes.

During the Pre-Closing Period, each of the Company and Purchaser shall duly and timely file all Tax Returns or returns required to be filed with federal, provincial, state, local and foreign authorities where the requirement to file such Tax Returns or returns arose during the Pre-Closing Period, and shall promptly pay all Taxes levied or assessed upon it or any of its properties (unless contesting such in good faith, adequate provision has been made therefor and notice of such contest has been previously provided or will be provided in advance to the other party).

5.4           Non-Solicitation.

During the Pre-Closing Period, except as expressly contemplated or permitted by this Agreement:

(a)                                  Each of the Company and Purchaser shall not directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for (x) any amalgamation, merger, consolidation, reorganization, recapitalization or similar transaction involving the Company or the Purchaser, as the case may be, or any of their Subsidiaries, (y) the transfer or issuance of any Company Common Shares or Purchaser Common Shares, as applicable, equity interest or other securities of the Company or the Purchaser, as applicable, or any of their Subsidiaries (excluding transfers or issuances pursuant to outstanding Company Options or Purchaser Options, as applicable, or other currently outstanding commitments to issue Company Common Shares or Purchaser Common Shares, as the case may be, or equity interests or other securities of either of them), or (z) any transfer of a material portion of the Assets of the Company or the Purchaser, as applicable, or any of their Subsidiaries (any of the foregoing inquiries or proposals being referred to in this Agreement as an “Acquisition Proposal”), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal.

(b)                                 A party receiving an Acquisition Proposal shall, as promptly as practicable (and in no event later than 48 hours) after receipt of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or the Purchaser, as applicable, by any Person that informs the Company or the Purchaser, as applicable, that it is considering making an Acquisition Proposal. Such notice to the Company or Purchaser, as the case may be, shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal, inquiry or contact.

5.5           Intellectual Property.

(a)                                  During the Pre-Closing Period, except as expressly contemplated or permitted by this Agreement, each of the Company and Purchaser shall, and each shall cause each of their Subsidiaries, to use commercially reasonable efforts to do or cause to be done all things necessary to preserve and keep in full force and effect all licenses, approvals, agreements, franchises, copyrights and patents, and all other rights (including without limitation with respect to Company Intellectual

Property and Purchaser Intellectual Property) used in or necessary to the present or reasonably anticipated future conduct of the Company Entities’ or Purchaser Entities’ businesses, as the case may be, the loss of which would reasonably be likely to have a Company Material Adverse Effect or Purchaser Material Adverse Effect, respectively.

(b)                                 Notwithstanding the foregoing, no Company Entity or Purchaser Entity shall take any of the following actions during the Pre-Closing Period without Purchaser’s or Company’s, respectively, prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned, provided, however, that if Purchaser or Company, respectively, does not respond within five (5) business days of Company Entity’s or Purchaser Entity’s request to take such action, Purchaser or Company, respectively, shall be deemed to have consented to such request):

(i)            Buy, or enter into any inbound license agreement with respect to third party Intellectual Property or Intellectual Property Rights to be incorporated in or used in connection with the Company Products or Purchaser Products, as the case may be, or sell, lease or otherwise transfer or dispose of, or enter into any outbound license agreement with respect to, any of the Company Intellectual Property or Purchaser Intellectual Property, as the case may be, or Company Products or Purchaser Products, as the case may be;

(ii)           Propose or enter into any contract or agreement, whether written or oral, with any Person, other than Purchaser, providing for the possible acquisition, transfer or disposition (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) of any of the Company IP;

(iii)          Enter into any contract or agreement, whether written or oral, relating to (A) the sale or distribution of any Company Product or Purchaser Product, as the case may be, (B) the provision of any services, or (C) the exclusive license of any Company Intellectual Property or Purchaser Intellectual Property, as the case may be;

(iv)          Change pricing or royalties charged to customers or licensees of any Company Entity or Purchaser Entity, as the case may be;

(v)                                 Enter into any strategic arrangement or relationship or development or joint marketing arrangement or relationship relating to the business of any Company Entity or Purchaser Entity, as applicable; or

(vi)                              Disclose or otherwise give a third party access to the confidential information of any Company Entity or Purchaser Entity, as the case may be, without adequate written obligations of confidentiality sufficient to protect the Company Intellectual Property or Purchaser Intellectual Property, as the case may be.

5.6           Stock Option Grants; Warrants.

Promptly following the Effective Time and subject to the approval of Purchaser’s board of directors and compliance with applicable Laws and Regulations and the rules of any stock exchange on which Purchaser Common Shares are listed:

(a)                                  Purchaser shall grant to employees of the Surviving Corporation who were employees of the Company immediately prior to the Merger options to purchase 2,700,000 Purchaser Common Shares with an exercise price that reflects the then current market value of the shares at the time of grant and will be exercisable for five years, vesting over four years on the basis of 1/48 of such shares per month.

(b)                                 The number of Purchaser Common Shares available under Purchaser’s Amended and Restated Stock Option Plan as of May 2007 shall be 12.5% of the total issued and outstanding shares of Purchaser (less the number of shares previously subject to awards thereunder).

(c)                                  Purchaser shall issue warrants for five (5) million Purchaser Common Shares with a two-year term and strike price of US$0.05 above the average closing price of JumpTV common shares during the five trading days preceding the date hereof to Persons (other than Nancy Li) to be identified to Purchaser by the Company prior to the Closing, which warrants shall vest and be exercisable immediately upon issuance thereof; provided, however, that in the case of any Person who is a service provider to the Surviving Corporation or any of its Affiliates for purposes of Section 409A of the Code, the strike price of any warrants granted to such Person shall be the higher of (i) an amount that is US$0.05 above the average closing price of Purchaser Common Shares during the five trading days preceding the date hereof and (ii) the fair market value on the date of grant.

5.7           Delivery of Audited Financial Statements.

The Company shall deliver to the Purchaser, in connection with the Purchaser’s requirement to produce the Purchaser Information Circular to be sent to the stockholders of the Purchaser in connection with the meeting of stockholders of the Purchaser to approve the Agreement and the Merger pursuant hereto, on or before August 18, 2008:  (i) audited financial statements, audited by a nationally recognized auditing firm, for the calendar years 2007, 2006 and 2005; (ii) auditor reviewed interim financial statements for the latest interim period ended prior to the mailing date of the Circular; and (iii) auditor-reviewed interim financial statements for the corresponding prior year period set forth in (ii) above (collectively, all of the foregoing financial statements, the “Audited Company Financial Statements”).

ARTICLE VI -

ADDITIONAL MUTUAL COVENANTS

6.1           Access to Information.

Subject to the Confidentiality Agreement and upon reasonable notice, the Company and Purchaser shall each afford to the officers, employees, accountants, counsel and other representatives of the other access, during normal business hours during the Pre-Closing Period, to all information concerning its business, properties and personnel, including the work papers of their respective independent accountants, as may reasonably be requested. The Company and Purchaser shall hold any such information which is nonpublic in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.2           Stockholder Approvals.

(a)                                  Company Stockholder Approval.  The Company shall use commercially reasonable efforts to take all actions necessary in accordance with the DGCL and its Certificate of Incorporation and By-Laws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) as promptly as practicable after the date hereof to obtain their vote for the adoption and approval of the Merger, this Agreement and the transactions contemplated hereby.  In connection with such meeting, the Company shall (a) promptly prepare and mail to its stockholders as promptly as practicable an information circular (the “Company Information Circular”) describing the material terms of the Merger, the AvantaLion Subscription Agreement, and this Agreement and including a copy of the AvantaLion Subscription Agreement and this Agreement, together with a statement of the fair value of the Company Common Shares as determined by the Board of Directors of the Company and the disclosure of the existence of appraisal rights pursuant to Section 262 of the DGCL, (b) use its reasonable commercial efforts (not involving the transfer of any thing of value or waiver or release of any right or benefit) to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby, and (c) otherwise comply with all legal requirements applicable to such meeting. Purchaser shall provide promptly to the Company such information concerning its business and financial statements and affairs as, in the reasonable judgment of the Company or its counsel, may be required or appropriate for inclusion in the Company Information Circular, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the Company in the preparation of the Company Information Circular.

(b)                                 Purchaser Shareholder Approval.  The Purchaser shall use commercially reasonable efforts to take all actions necessary in accordance with the applicable corporate and securities laws and stock exchange rules and its constating documents and by-laws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Purchaser Stockholders Meeting”) as promptly as practicable after the date hereof to obtain their vote for the adoption and approval of the Merger, the AvantaLion Subscription Agreement, this Agreement and the transactions contemplated hereby.  In connection with such meeting, the Purchaser shall (a) promptly prepare and mail to its stockholders as promptly as practicable an information circular (the “Purchaser Information Circular”) describing the material terms of the Merger, the AvantaLion Subscription Agreement and this Agreement and including a copy of the AvantaLion Subscription Agreement and this Agreement, together with a statement of the fair value of the Purchaser Common Shares as determined by the Board of Directors of the Company, (b) use its reasonable commercial efforts (not involving the transfer of any thing of value or waiver or release of any right or benefit) to obtain the necessary approvals by its stockholders of the Merger, the AvantaLion Subscription Agreement, this Agreement and the transactions contemplated hereby, and (c) otherwise comply with all legal requirements applicable to such meeting.  Company shall provide promptly to the Purchaser such information concerning its business and financial statements and affairs as, in the reasonable judgment of the Purchaser or its counsel, may be required or appropriate for inclusion in the Purchaser Information Circular (including the Audited Company Financial Statements) or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the Purchaser in the preparation of the Purchaser Information Circular.

6.3           Legal Conditions to Merger.

Each of Purchaser, Merger Sub and the Company shall take all reasonable actions necessary to comply promptly with all Laws and Regulations which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity and executing and verifying the application for registration of the Merger with the Registrar) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed in connection with the Merger.

6.4           Public Disclosure.

During the Pre-Closing Period, except as otherwise required by the Securities Laws and any applicable Laws and Regulations (“Required Disclosure”), and except as required for the solicitation of the approval of the Company’s stockholders, the pursuit of third-party consents, and announcements to and discussions with employees of the Company reasonably required in furtherance of the Merger and the performance of the parties’ obligations pursuant to this Agreement, neither the Company nor Purchaser shall issue or cause the publication of any press release or public announcement or disclosure to any third party of the existence or any subject matter, terms or conditions of this Agreement unless jointly approved by Purchaser and the Company prior to release, announcement or disclosure. Notwithstanding the foregoing, if a party determines in its sole discretion that a Required Disclosure of information relating to this Agreement is required, such party shall provide the other party with as much prior written notice (including the language, form and content of the Required Disclosure) and an opportunity for consultation as is reasonably practicable under the circumstances of any intended Required Disclosure, it being understood that nothing herein shall prevent the disclosing party from making Required Disclosure. The Company and Purchaser further agree that the language, form and content of any public disclosure of information relating to this Agreement (whether through a press release, public filing (which filing a party determines to be voluntary) or report, public statement or otherwise) that is not a Required Disclosure shall be mutually agreed in advance by the parties, which agreement shall not be unreasonably withheld.

6.5           Consents.

The Company and Purchaser shall each use its respective reasonable commercial efforts to obtain any necessary consents, waivers and approvals under any of its material agreements, contracts, licenses or leases as may be required to consummate the Merger.

6.6           Securities Compliance.

(a)                                  Stockholders’ Letters; Exemption from Registration. Promptly following the execution of this Agreement, the Company shall use commercially reasonable efforts to obtain and deliver to Purchaser from each of the Holders executed Stockholders’ Letters in substantially the form attached hereto as Exhibit 1 (collectively, the “Stockholders’ Letters”).

(b)                                 Private Placement.  Based on the representations set forth in the Stockholders’ Letters, Purchaser shall issue the Purchaser Common Shares issuable in the Merger to the Holders pursuant to this Agreement under the Securities Act and the rules and regulations promulgated thereunder, by virtue of the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.

(c)                                  Listing.  The Purchaser shall promptly following the Closing cause all Closing Merger Shares to be listed on each stock exchange on which similar securities issued by Purchaser are then listed or quoted, and in connection therewith to file with the Toronto Stock Exchange and the Alternative Investment Market of the London Stock Exchange (“AIM”) an application for listing of additional shares with respect to the Closing Merger Shares.

(d)                                 Compliance. The Company, the Purchaser and the Merger Sub shall comply with all applicable rules and regulations of the Securities Commissions in connection with the transactions contemplated by this Agreement.

(e)                                Restrictive Legend. Each certificate representing Closing Merger Shares, warrants or Purchaser Common Shares issued on due exercise of warrants or options of Purchaser granted pursuant to sections 5.6(a) and (c) shall bear substantially the following legend (in addition to any legends required under applicable securities laws) for Holders located in the United States:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

6.7           Expenses.

Whether or not the Merger is consummated, all fees, costs and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee, cost or expense.

6.8           Additional Agreements; Reasonable Commercial Efforts.

Subject to the terms and conditions of this Agreement, each of the parties agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws and Regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement each party to this Agreement shall use commercially reasonable efforts take all such necessary action.

6.9           Supplements to Disclosure Letters.

(a)                                  The Company shall from time to time, from the date hereof until the Closing Date, supplement or amend the Company Disclosure Letter with respect to any matter arising after the date hereof which, if existing as of or prior to the date hereof, would have been required to be set forth in the Company Disclosure Letter. No supplement or amendment to the Company Disclosure Letter shall have any effect on the conditions to the obligations of Purchaser and Merger Sub to consummate the Merger set forth in Article VII.

(b)                                 Purchaser shall from time to time, from the date hereof until the Closing Date, supplement or amend the Purchaser Disclosure Letter with respect to any matter arising after the date hereof which, if existing as of or prior to the date hereof, would have been required to be set forth in the Purchaser Disclosure Letter. No supplement or amendment to the Purchaser Disclosure Letter shall have any effect on the conditions to the obligations of the Company to consummate the Merger set forth in Article VIII.

6.10         Non-Solicitation of Employees.

For one (1) year following the termination of this Agreement pursuant to the provisions of Article X hereof, Neither the Company nor the Purchaser shall, either directly or indirectly (through a recruiter or intermediary) solicit for employment any individual who is employed by the Purchaser or the Company, respectively, as of the date of this Agreement; provided, however, that this Section 6.10 shall not limit Purchaser’s or the Company’s right to continue its customary general advertisement for employees. The parties hereto agree that irreparable damage might occur in the event that the provisions of this Section 6.10 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Purchaser or the Company, as the case may be, shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 6.10 and to seek to enforce specifically the terms and provisions hereof in any court of Canada or the United States or any province or state having jurisdiction, this being in addition to any other remedy to which such party may be entitled at law or in equity.

6.11         Indemnification.

Purchaser and the Company agree that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the “Company Indemnified Parties”) as provided in its Certificate of Incorporation or By-laws as in effect on the date of this Agreement shall continue in full force and effect for any claims (including, without limitation, regarding the transactions contemplated by this Agreement) prior to the Effective Time for a period of six (6) years from and after the Closing Date, assuming the consummation of the Merger; provided, however, that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims. The provisions of this Section 6.11 are in addition to, and not in substitution for, any other rights to indemnification that the Company Indemnified Parties may have.

6.12         Tax Treatment of Merger.

The Merger and the other transactions contemplated by this Agreement are intended by the Company to qualify as a tax-free reorganization for U.S. federal income tax purposes as described Section 368(a)(2)(E) of the Code.  No party hereto shall take any position on any U.S. tax return, or in connection with any proceeding related to U.S. Taxes, inconsistent with the foregoing.

ARTICLE VII -

CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND
MERGER SUB

The obligations of Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment, at or before the Closing of all the following conditions, any one or more of which may be waived by Purchaser:

7.1           Accuracy of Representations and Warranties.

The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date, except for changes since the date of this Agreement that individually or in the aggregate do not constitute a Company Material Adverse Effect.

7.2           Covenants Performed.

All of the obligations of the Company to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

7.3           Company Working Capital.

On the Closing Date, the Company shall have working capital in the amount of at least US$593,802, which for the purposes of such calculation shall exclude investments in Subsidiaries and Affiliates and loans to related parties and Affiliates.

7.4           Certificate.

At the Closing, the Purchaser shall have received a certificate signed by the Chief Executive Officer of the Company to the effect that the conditions set forth in Sections 7.1, 7.2 and 7.3 hereof have been satisfied.

7.5           Company Stockholder Approval.

The Merger, this Agreement and the related transactions shall have been duly approved and adopted by the requisite affirmative vote of the stockholders of the Company at the Company Stockholders Meeting, or at any adjournment or postponement thereof.

7.6           No Injunctions or Litigation.

No action or proceeding shall have been instituted and continuing, or threatened in writing, by any Governmental Entity or private party against any of the parties hereto which seeks to impair, restrain, prohibit or invalidate the Merger, or regarding the effectiveness or validity of any regulatory approvals with respect to the Merger.

7.7           Consents.

Each of Purchaser, Merger Sub and the Company shall have received in writing all material consents, approvals, and waivers required in connection with the Merger that are set forth in Section 3.5 of the Company Disclosure Letter and Section 4.7 of the Purchaser Disclosure Letter.

7.8           Receipt of Regulatory Approvals.

The Company and Purchaser shall have received all required regulatory and stock exchange approvals.

7.9           Third Party Consents.

The Purchaser being satisfied, acting reasonably, that the Company has, prior to the closing date of the Merger, received consents of all third parties necessary to permit the Company to: (i) effect the Merger; and (ii) carry on its business in the ordinary course as conducted prior to the date hereof consistent with past practice.

7.10         Approval by Purchaser’s Shareholders.

The Purchaser shall have received the approval of the requisite affirmative vote of its stockholders of the Merger, the AvantaLion Subscription Agreement, this Agreement and the related transactions.

7.11         TSX and AIM Approval.

Purchaser shall have received the conditional approval of the Toronto Stock Exchange and AIM (if necessary) with respect to the Purchaser Common Shares and other securities to be issued pursuant to the transactions contemplated by this Agreement.

7.12         Tax Certificates.

The Company shall, prior to the Closing Date, provide Purchaser with a properly executed FIRPTA Notification Letter, which states that the Company Common Shares do not constitute “United States real property interests” as defined in Section 897(c) of the Code, for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3).  If Purchaser does not receive the notice describe above prior to Closing, Purchaser shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

7.13         Company Options.

All outstanding Company Options and any other convertible securities of the Company shall have been exercised, converted or terminated on or prior to the Closing Date.

ARTICLE VIII -
CONDITIONS TO THE OBLIGATIONS OF COMPANY

The obligations of the Company to consummate the Merger are subject to the fulfillment, at or before the Closing, of all of the following conditions, any one or more of which may be waived by the Company:

8.1           Accuracy of Representations and Warranties.

The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date, except for changes since the date of this Agreement that individually or in the aggregate do not constitute a Purchaser Material Adverse Effect..

8.2           Covenants Performed.

All of the obligations of Purchaser and Merger Sub to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

8.3           Certificate.

At the Closing, the Company shall have received a certificate signed by the Chief Executive Officer of each of Purchaser and Merger Sub to the effect that the conditions set forth in Sections 8.1 and 8.2 hereof have been satisfied.

8.4           Purchaser and Merger Sub Shareholder Approval.

The Merger, the AvantaLion Subscription Agreement, this Agreement and the related transactions shall have been duly approved and adopted by the requisite affirmative vote of the shareholders of the Purchaser at the Purchaser Shareholders Meeting, or at any adjournment or postponement thereof, and shall have been duly approved and adopted by the requisite affirmative vote of the sole stockholder of Merger Sub.  If the stockholders of the Purchaser do not approve the AvantaLion Subscription Agreement, the Company shall not be obliged to consummate the Merger or the transactions contemplated by this Agreement.

8.5           No Injunctions or Litigation.

No action or proceeding shall have been instituted and continuing, or threatened in writing, by any Governmental Entity or private party against any of the parties hereto which seeks to impair, restrain, prohibit or invalidate the Merger, or regarding the effectiveness or validity of any regulatory approvals with respect to the Merger.

8.6           Consents.

Each of Purchaser, Merger Sub and the Company shall have received in writing all material consents, approvals, and waivers required in connection with the Merger that are set forth in Section 3.5 of the Company Disclosure Letter and Section 4.7 of the Purchaser Disclosure Letter.

8.7           Receipt of Regulatory Approvals.

Receipt by the Company and Purchaser of all required regulatory and stock exchange approvals.

8.8           Third Party Consents.

The Company being satisfied, acting reasonably, that each of Purchaser and Merger Sub has, prior to the closing date of the Merger, received consents of all third parties necessary to permit Purchaser and Merger Sub to: (i) effect the Merger; and (ii) carry on its business in the ordinary course as conducted prior to the date hereof consistent with past practice.

8.9           Approval by Company’s Stockholders.

The Company shall have received the approval of its shareholders of the Merger, this Agreement and the related transactions.

8.10         TSX and AIM Approval.

Purchaser shall have received the conditional approval of the Toronto Stock Exchange and AIM (if necessary) with respect to the Purchaser Common Shares and other securities to be issued pursuant to the transactions contemplated by this Agreement.

ARTICLE IX -
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1           Non-Survival of Representations and Warranties.

None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties shall survive the Effective Time, except for those set forth in this Article IX.

ARTICLE X -
TERMINATION

10.1         Termination.

This Agreement may be terminated:

(a)           by mutual consent of Purchaser and the Company at any time prior to the Closing Date, even if and after the Holders have approved this Agreement and the Merger;

(b)           by the Company, if the stockholders of the Purchaser do not approve the AvantaLion Subscription Agreement; and

(c)           by either Purchaser or the Company at any time prior to the Closing Date if the Closing shall not have occurred on or before December 31, 2008 (provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure to consummate the transactions contemplated by this Agreement by the close of business on December 31, 2008 and such action or failure to act constitutes a breach of this Agreement).

10.2         Effect of Termination.

In the event of a valid termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company or their respective officers, directors, stockholders or Affiliates; provided that (a) the provisions of Section 6.4 (Public Disclosure), Section 6.7 (Expenses), Section 6.10 (Non-Solicitation of Employees), Section 11.3 (Governing Law) and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement, (b) the Confidentiality Agreement shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (c) nothing herein shall relieve any party from liability for fraud or willful breach in connection with this Agreement or the transactions contemplated hereby.

10.3         Extension; Waiver.

At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein, but any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI -
MISCELLANEOUS

11.1         Amendment.

This Agreement may not be amended except by a writing duly executed by the parties hereto.

11.2         Entire Agreement.

This Agreement, including the Exhibits, Schedules, and other documents delivered pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements (including the letter of intent dated June 9, 2008 between the Purchaser and the Company), negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter, except for the confidentiality provisions of the Confidentiality Agreement, which shall continue in full force and effect and shall survive any termination of this Agreement in accordance with its terms.

11.3         Governing Law.

Except to the extent that the rights of stockholders of Merger Sub and the Company are governed by Delaware law, this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to conflicts of law principles.  If the Company brings an action hereunder, the parties shall submit to the exclusive jurisdiction of the courts located in Toronto, Ontario and if Purchaser brings an action hereunder, the parties shall submit to the exclusive jurisdiction of the state and federal courts located in New York, New York.

11.4         Headings.

The headings and table of contents contained in this Agreement are intended for convenience and reference purposes only and shall not be used to determine the rights of the parties or affect the meaning or interpretation of this Agreement in any way.

11.5         Notices.

All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand delivery or by overnight courier service, (b) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, and if not, then on the next day, or (c) three days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

If to Purchaser:

JumpTV Inc.
463 King Street West
3rd Floor
Toronto, Ontario
M5V 1K4

Attention:	Jay Howard
Facsimile:	(416) 849-3701

With a copy to:

Wildeboer Dellelce LLP
365 Bay Street
Suite 800
Toronto, Ontario
M5H 2V1

Attention:	Perry Dellelce
Facsimile:	(416) 361-1790

If to the Company:

NeuLion, Inc.
1600 Old Country Road
Suite 101
Plainview, NY 11803

Attention:	Nancy Li
Facsimile:	516-622-7508

With a copy to:

NeuLion, Inc.
Attn: General Counsel
1600 Old Country Road
Suite 101
Plainview, NY 11803

Attention:	Roy Reichbach
Facsimile:	516-501-6729
and

Day Pitney LLP
7 Times Square
New York, NY 10036-7311

Attention:	Frank Lee
Facsimile:	(212) 916-2940

Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section.

11.6         Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.

11.7         Interpretation.

When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. All references to “$” or “dollar” are to U.S. dollars unless otherwise indicated. When a reference is made to a contract or agreement in this Agreement it shall be deemed to include any oral or written contract or agreement.

11.8         Waiver.

Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

11.9         Waiver of Jury Trial.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.10       Assignment.

Neither party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other party, which consent may be withheld in the absolute discretion of the party asked to give consent; provided, however, Purchaser may assign its rights or duties under this Agreement to any affiliates of Purchaser or to any successor in interest to the assets or securities of Purchaser so long as Purchaser remains liable thereon.

11.11       Counterparts.

This Agreement may be signed in counterparts with the same effect as if the signatures to each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

11.12       Attorneys Fees.

In the event any dispute arises hereunder, the court shall have the authority to award the costs and attorney’s fees to the prevailing party.

[Signature page follows]

IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

JUMPTV INC.

By:	/s/ G. Scott Paterson
Name: G. Scott Paterson
Title: Executive Chairman

JUMPTV ACQUISITION CORP.

By:	/s/ G. Scott Paterson
Name: G. Scott Paterson
Title: Director

NEULION, INC.

By:	/s/ Nancy Li
Name: Nancy Li
Title: Chief Executive Officer

EXHIBIT 1

SHAREHOLDERS LETTERS (U.S. HOLDERS)

JumpTV Inc.

In connection with the potential merger of JumpTV Acquisition Corp. (“Merger Sub”) with NeuLion Inc. (“NeuLion”) (the “Merger”) pursuant to a merger agreement among JumpTV Inc. (“JumpTV”), NeuLion and Merger Sub (the “Merger Agreement”), JumpTV is required to determine whether you meet the investor suitability standards imposed by Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to the Merger Agreement, JumpTV plans to offer common stock (the “Common Stock”), in reliance on an exemption from the registration requirements of the Securities Act and exemptions from applicable state securities laws.

The undersigned understands that the information provided in the attached Declaration will be relied upon by JumpTV in its offering of Common Stock pursuant to the aforesaid exemptions. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

Please complete and return this Declaration and Questionnaire on or before [•] to:

Nancy Li

NeuLion Inc.

1600 Old Country Road, Suite 101

Plainview, NY  11803

Tel:  [•]

Fax:  [•]

Please respond to every item, even if your response is “none.”  If you need more space for any response, please attach additional sheets of paper.  Please be sure to indicate your name and the number of the item being responded to on each such additional sheet of paper, and to sign each such additional sheet of paper before attaching it to the Declaration or Questionnaire.  Please note that you may be asked to answer additional questions depending on your responses to the following questions.

DECLARATION

Accredited Investor

The undersigned hereby represents and warrants that he, she or it is an “Accredited Investor” within the meaning of Regulation D of the Securities Act based upon the fact that he, she or it satisfies at least one of the following requirements (check all that apply):

☐

(1) he or she is a natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

☐	(2) he or she is a natural person whose individual net worth, or joint net worth with his or her spouse, at the time of purchase exceeds $1,000,000;

☐

(3) it is a bank as defined in section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; an insurance company as defined in section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of the Securities Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of the Securities Act, which is either a bank, savings and loan association, insurance company, or registered adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	(4) it is a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐

(5) it is an organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐

(6) it is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act; or

☐	(7) it is an entity in which all of the equity owners are Accredited Investors under any of paragraphs (1) through (6) above.

Sophisticated Investor

(To be completed only if you were unable to answer affirmatively that you are an Accredited Investor above.)

The purpose of this Questionnaire is to determine whether you meet the standards imposed by Regulation D promulgated under the Securities Act of 1933, since the Common Stock have not been and will not be registered under that Act and are being sold in reliance upon the exemption provided by Section 4(2) of that Act. Please complete these questions as thoroughly as possible.

(i)    I have a net worth (exclusive of home, furnishings and automobiles) either individually or jointly with my spouse of at least three times my investment in JumpTV.

Yes  ☐            No  ☐

(ii)    My gross income for each of the past two years and my projected gross income for the current year is not less than three times my investment in JumpTV.

Yes  ☐            No  ☐

(iii)    In the space below, please provide information regarding other types of investments which you have made during the last five years:

(Check if applicable)

Stocks	☐	Limited Partnership Interests	☐
Bonds	☐	Real Estate	☐
Mutual Funds	☐	Oil and Gas	☐
Commodities	☐	Equipment	☐
Options	☐	Other (specify)	☐

(iv)    Please indicate below the highest educational degree you hold.

(v)    Describe below your principal business activities during the last five years and provide any additional information which would evidence your ability to evaluate the merits and risks of investing in the Partnership.

(vi)    If you cannot demonstrate to JumpTV’s satisfaction that you have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of investment in JumpTV (e.g., you are a lawyer or accountant or you have sufficient prior investment or business experience), you must seek advice from a Purchaser Representative.

In evaluating the merits and risks of this investment, will you seek the advice of any other person?

Yes ☐        No ☐

If YES, please identify below each such person and indicate his business address and telephone number and have him complete and return one copy of the Purchaser Representative Questionnaire attached as Exhibit A hereto.

If YES, has your Purchaser Representative disclosed to you whether or not any material relationship (that he has with JumpTV or any of its affiliates) exists and whether or not he expects to receive any compensation from JumpTV or its affiliates as a result of this sale?

Yes ☐        No ☐

Sophisticated Investor Certification

The undersigned represents that:

(a)                                  the undersigned has received and carefully reviewed the information furnished relating to JumpTV and any other materials relating thereto that the undersigned has requested;

(b)                                 the undersigned has had an opportunity to ask questions of and receive answers from the authorized representatives of JumpTV, and to review any relevant documents and records concerning the business of JumpTV and the terms and conditions of this investment, and that any such questions have been answered to the undersigned’s full satisfaction;

(c)                                  no person or entity, other than JumpTV or its authorized representatives, has offered the securities to the undersigned;

(d)                                 the Common Stock will be acquired for the undersigned’s own account for investment and not with a view toward subdivision, resale or redistribution thereof in a manner prohibited under the Securities Act, and the undersigned does not presently have any reason to anticipate any change in circumstances or other particular occasion or event which would cause the undersigned to sell such securities; and

(e)                                  the undersigned has no contract, undertaking, agreement, understanding or arrangement with any person to sell, transfer, or pledge to any person any part or all of the securities which the undersigned is acquiring, or any interest therein, and has no present plans to enter into the same.

The undersigned understands that the information provided in this Declaration will be relied upon by JumpTV in determining whether the offering of Common Stock in connection with the Merger is exempt from the registration requirements of the Securities Act and from applicable state securities laws.

By signing below, the undersigned represents that the information provided herein is accurate and complete.

The undersigned agrees to promptly notify JumpTV of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof.

IN WITNESS WHEREOF the undersigned by authority duly given, has caused this Declaration to be executed and delivered either in person or by its duly authorized agent.

Name:
(Please Print)

Signature:

Name:

Title:

Citizenship:

Social Security Number or Tax Payer ID No.:

Date:

EXHIBIT A

PURCHASER REPRESENTATIVE QUESTIONNAIRE

(To be completed only if Purchaser is not an “accredited investor” or a “sophisticated investor” and such Purchaser is relying on a Purchaser Representative.)

This questionnaire should be completed by each person acting as a Purchaser Representative in connection with the offering of common stock, par value [•] per share (“Common Stock”), of JumpTV Inc. (“JumpTV”) pursuant to a Merger Agreement  among JumpTV,  NeuLion, Inc., JumpTV USA Inc. and Nancy Li.  The Purchaser Representative should complete the questionnaire concerning his/her/its background and qualifications fully, attaching additional sheets if necessary.

1.	Name of Purchaser Representative:

Business Address:

2.	Name of Represented Purchaser

3.	Present occupation or position of Purchaser Representative, indicating period of such practice or employment and field or professional specialization, if any:

(a)                 Please place ONE check mark next to the space which indicates the HIGHEST level of education you have  completed; on the lines following, PLEASE DESCRIBE IN DETAIL any business or professional education you have received, listing names of schools, degrees received and dates of attendance.

☐	Completed College, awarded degree, B.A., B.S. or equivalent
☐	Some Postgraduate Education
☐	Two years of Postgraduate Training, awarded M.A. or equivalent
☐	Completed Postgraduate Training and received Ph.D. (list date degree obtained and awarding school)
☐	Professional School, awarded J.D., or M.B.A. (list date degree obtained and awarding school)
☐	Other (PLEASE EXPLAIN IN DETAIL YOUR EDUCATIONAL BACKGROUND AND LIST DATES OF ATTENDANCE AND NAMES OF SCHOOLS)

(b)                  List any professional licenses or registrations held by you; if none are held please note this in writing on the space provided below:

(c)                    Are you registered as a broker-dealer within your state?

Yes  ☐            No  ☐

(d)                   Are you registered as an investment advisor in your state?

Yes ☐            No  ☐

(e)                    List all membership in professional organizations; if you belong to no professional organizations please indicate this on the space provided below:

4.               Have you had prior experience in advising purchasers with respect to investments of this type?

☐ Yes

☐ No

If you answered “yes,” to this question, please describe briefly such experience indicating amounts you have caused to be invested, number of offerings you have reviewed and their names if possible:

5.               Have you reviewed the Information Circular with regard to the offering of shares of JumpTV which has previously been delivered to the purchase?

☐ Yes

☐ No

6.               Describe generally any business, financial or investment experience that would help you to evaluate the merits and risks of this investment:

7.               Do you or any of your affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) have any material relationship with JumpTV or any of its affiliates, or has such material relationship existed at any time during the previous two years, or is any such material relationship mutually understood to be contemplated?

☐ Yes

☐ No

(a)          If you checked “yes,” please describe each such relationship below or on a separate sheet of paper:

(b)         If a material relationship is disclosed in subparagraph (a) above, indicate the amount of compensation received or to be received as a result of such relationship:

8.               In advising the purchaser in connection with the purchaser’s prospective investment in JumpTV, will you be relying in the purchaser’s expertise in certain areas?

☐ Yes

☐ No

If yes, please state the basis for your reliance, i.e., number of deals you know this purchaser has invested in, amounts invested and the dates of these previous investments. Please note that what is sought here is not a reference to the general soundness of the business judgment of the purchaser but rather a specific basis for relying upon the purchaser own expertise:

9.               In advising the purchasers in connection with the purchasers’ prospective investment in JumpTV, will you be relying in  part on the expertise of an additional purchaser representative or representatives?

☐ Yes

☐ No

NOTE: YOU MAY NOT RELY ON AN ADDITIONAL PURCHASER REPRESENTATIVE UNLESS EACH ADDITIONAL PURCHASER REPRESENTATIVE HAS COMPLETED A QUESTIONNAIRE AND HAS BEEN ACKNOWLEDGED BY THE INVESTOR TO BE HIS PURCHASER REPRESENTATIVE.

If “Yes”, give the name and address of such additional representative or representative, and their area of expertise:

10.             Please confirm the correctness of the following representation.

☐ Yes

☐ No

I understand that JumpTV will be relying on the accuracy and completeness of my responses to the foregoing questions and I represent and warrant to JumpTV as follows:

(i)	I am acting as Purchaser Representative for the non-accredited purchaser in connection with such purchaser’s prospective investment in JumpTV;

(ii)

The answers to the above questions are complete and correct and may be relied upon by JumpTV in determining whether the offering with respect to which I have executed this questionnaire is exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation D or otherwise, and applicable state securities laws;

(iii)	I will notify JumpTV immediately of any material change in any statement made herein occurring prior to the closing of any purchase by any purchaser of an interest in the proposed investment;

(iv)

I am not an affiliate (as defined in Rule 405), director, officer, partner or other employee of JumpTV, or a beneficial owner of 10 percent or more of any class of the equity securities of JumpTV or any of its subsidiaries;

(v)

I have disclosed to the purchaser in writing prior to the purchasers’ acknowledgment of me as his, her or its Purchaser Representative in his, her or its Purchaser Questionnaire, any material relationship with JumpTV or its affiliates disclosed in answer to question 7 above;

(vi)

I personally (or, if I have checked “Yes” in question 8 or 9 above, as applicable, together with the purchasers or the additional purchaser representative or representatives indicated above) have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of the purchaser’s prospective investment in JumpTV; and

(vii)

I have carefully read and understand the Merger Agreement and exhibits thereto, have received information with respect to all matters I consider material to the decision whether or not to purchase the securities of JumpTV being offered, have had the opportunity to ask questions and receive answers from JumpTV on any matter material to the investment decision and have evaluated the risks of the proposed investment.

IN WITNESS WHEREOF, the undersigned Purchaser Representative has executed this Purchaser Representative Questionnaire this          day of                     ,                 .

PURCHASER REPRESENTATIVE

Name:
(Please Print)

Signature:

Name:

Title:

SCHEDULE 1

CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

SCHEDULE 2

BYLAWS OF SURVIVING CORPORATION

SCHEDULE 3

OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

SCHEDULE 4

OFFICERS AND DIRECTORS OF PURCHASER